Exhibit 99.4 – Financial Statements and Supplementary Data (adjusted to reflect the retrospective application of FSP APB 14-1)
The Financial Statements and Supplementary Data set forth in this Exhibit 99.4 have been revised from the Financial Statements and Supplementary Data included in the NII Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) to reflect our retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The Financial Statements and Supplementary Data set forth below have not been revised to reflect events or developments subsequent to February 26, 2009, the date that we filed the 2008 Form 10-K, and do not modify or update the disclosures in the 2008 Form 10-K that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.
NII HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To Board of Directors and Stockholders of NII Holdings, Inc.
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of NII Holdings, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 10 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain income tax positions in 2007. As discussed in Note 2 to the consolidated financial statements the Company changed the manner in which it measures fair value for financial assets and liabilities in 2008. Additionally, as discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments effective January 1, 2009.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for certain convertible debt instruments discussed in Note 1, as to which the date is August 5, 2009.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(As Adjusted for the Retrospective Application of FSP APB 14-1)
(in thousands, except par values)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$1,243,251	$1,370,165
Short-term investments	82,002	241,764
Accounts receivable, less allowance for doubtful accounts of $27,875 and $20,204	454,769	438,348
Handset and accessory inventory	139,285	107,314
Deferred income taxes, net	135,265	122,713
Prepaid expenses and other	130,705	110,736

Total current assets	2,185,277	2,391,040
Property, plant and equipment, net	1,892,113	1,856,457
Intangible assets, net	317,878	410,447
Deferred income taxes, net	429,365	540,275
Other assets	265,440	237,986

Total assets	$5,090,073	$5,436,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$136,442	$125,040
Accrued expenses and other	446,270	436,703
Deferred revenues	116,267	109,640
Accrued interest	13,166	12,439
Current portion of long-term debt	99,054	70,448

Total current liabilities	811,199	754,270
Long-term debt	2,034,086	1,990,933
Deferred revenues	29,616	32,892
Deferred credits	144,397	210,840
Other long-term liabilities	158,652	126,511

Total liabilities	3,177,950	3,115,446

Commitments and contingencies (Note 8) Stockholders’ equity
Undesignated preferred stock, par value $0.001, 10,000 shares authorized — 2008 and 2007, no shares issued or outstanding — 2008 and 2007	—	—
Common stock, par value $0.001, 600,000 shares authorized — 2008 and 2007, 165,782 shares issued and outstanding — 2008, 169,910 shares issued and outstanding — 2007	166	170
Paid-in capital	1,158,925	1,296,405
Retained earnings	1,293,407	951,452
Accumulated other comprehensive (loss) income	(540,375)	72,732

Total stockholders’ equity	1,912,123	2,320,759

Total liabilities and stockholders’ equity	$5,090,073	$5,436,205

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(As Adjusted for the Retrospective Application of FSP APB 14-1)
(in thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Operating revenues
Service and other revenues	$4,048,466	$3,184,696	$2,279,922
Digital handset and accessory revenues	220,914	111,599	91,418

	4,269,380	3,296,295	2,371,340

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	1,110,927	850,934	597,262
Cost of digital handset and accessory sales	585,391	443,760	331,714
Selling, general and administrative	1,400,642	1,077,893	780,373
Depreciation	372,542	290,302	195,050
Amortization	32,578	14,727	7,405

	3,502,080	2,677,616	1,911,804

Operating income	767,300	618,679	459,536

Other income (expense)
Interest expense, net	(205,516)	(160,642)	(104,858)
Interest income	68,411	67,429	51,057
Foreign currency transaction (losses) gains, net	(120,572)	19,008	3,557
Debt conversion expense	—	(25,753)	(5,070)
Loss on extinguishment of debt	—	(6,311)	—
Other expense, net	(28,806)	(1,914)	(6,000)

	(286,483)	(108,183)	(61,314)

Income before income tax provision	480,817	510,496	398,222
Income tax provision	(138,862)	(156,748)	(113,272)

Net income	$341,955	$353,748	$284,950

Net income, per common share, basic	$2.05	$2.12	$1.85

Net income, per common share, diluted	$2.02	$2.02	$1.67

Weighted average number of common shares outstanding, basic	166,927	166,749	154,085

Weighted average number of common shares outstanding, diluted	175,290	184,256	177,293

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(As Adjusted for the Retrospective Application of FSP APB 14-1)
(in thousands)

						Accumulated Other
						Comprehensive (Loss) Income
						Unrealized
						(Loss) Income
						on
						Derivatives	Cumulative	Total
	Common Stock		Paid-in	Retained	Deferred	and	Translation	Stockholders'
	Shares	Amount	Capital	Earnings	Compensation	Investments	Adjustment	Equity
Balance, January 1, 2006 (as previously reported)	152,148	$152	$508,209	$336,048	$(7,428)	$(5,128)	$(20,452)	$811,401
Adjustment related to adoption of FSP APB 14-1	—	—	107,309	(14,702)	—	—	—	92,607

Balance, January 1, 2006 (as adjusted)	152,148	152	615,518	321,346	(7,428)	(5,128)	(20,452)	904,008
Net income	—	—	—	284,950	—	—	—	284,950
Other comprehensive income:
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	15,532	15,532
Reclassification for losses on derivatives included in other expense, net of taxes of $882	—	—	—	—	—	2,184	—	2,184

Total comprehensive income	—	—	—	—	—	—	—	302,666

Implementation of SFAS 123R	—	—	(7,428)	—	7,428	—	—	—
Share-based payment expense for equity-based awards	—	—	45,864	—	—	—	—	45,864
Reversal of deferred tax asset valuation allowances	—	—	24,573	—	—	—	—	24,573
Conversion of 3.5% convertible notes to common stock	6,864	7	91,515	—	—	—	—	91,522
Reclassification of deferred financing costs on debt conversion	—	—	(1,453)	—	—	—	—	(1,453)
Exercise of stock options	2,802	3	55,401	—	—	—	—	55,404

Balance, December 31, 2006	161,814	162	823,990	606,296	—	(2,944)	(4,920)	1,422,584
Cumulative effect of adopting FIN 48	—	—	1,239	(8,592)	—	—	—	(7,353)
Net income	—	—	—	353,748	—	—	—	353,748
Other comprehensive income:
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	79,553	79,553
Unrealized loss on available-for-sale securities	—	—	—	—	—	(50)	—	(50)
Reclassification for losses on derivatives included in other expense, net of taxes of $493	—	—	—	—	—	1,093	—	1,093

Total comprehensive income	—	—	—	—	—	—	—	434,344

Purchase of common stock	(7,402)	(7)	(500,080)	—	—	—	—	(500,087)
Share-based payment expense for equity-based awards	—	—	66,670	—	—	—	—	66,670
Reversal of deferred tax asset valuation allowances	—	—	407,041	—	—	—	—	407,041
Conversion feature, net of taxes — 3.125% convertible notes	—	—	118,874	—	—	—	—	118,874
Equity issuance costs, net of taxes — 3.125% convertible notes	—	—	(2,268)	—	—	—	—	(2,268)
Conversion of 2.75% convertible notes and 2.875% convertible notes to common stock	11,268	11	282,186	—	—	—	—	282,197
Exercise of stock options	4,230	4	90,992	—	—	—	—	90,996
Tax benefit on exercise of stock options	—	—	(33)	—	—	—	—	(33)
Tax benefit of prior periods’ stock option exercises	—	—	7,794	—	—	—	—	7,794

Balance, December 31, 2007	169,910	$170	$1,296,405	$951,452	$—	$(1,901)	$74,633	$2,320,759
Net income	—	—	—	341,955	—	—	—	341,955
Other comprehensive loss:
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	(613,649)	(613,649)
Realization of unrealized loss on available-for-sale securities	—	—	—	—	—	50	—	50
Reclassification for losses on derivatives included in other expense, net of taxes of $168	—	—	—	—	—	492	—	492

Total comprehensive loss	—	—	—	—	—	—	—	(271,152)

Purchase of common stock	(5,555)	(5)	(242,665)	—	—	—	—	(242,670)
Share-based payment expense for equity-based awards	—	—	71,414	—	—	—	—	71,414
Exercise of stock options	1,427	1	33,771	—	—	—	—	33,772

Balance, December 31, 2008	165,782	$166	$1,158,925	$1,293,407	$—	$(1,359)	$(539,016)	$1,912,123

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(As Adjusted for the Retrospective Application of FSP APB 14-1)
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$341,955	$353,748	$284,950
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs	7,846	6,044	4,214
Amortization of discount on convertible notes	45,982	34,334	17,265
Depreciation and amortization	405,120	305,029	202,455
Provision for losses on accounts receivable	80,628	46,360	30,327
Foreign currency transaction losses (gains), net	120,572	(19,008)	(3,557)
Deferred income tax (benefit) provision	(76,175)	38,469	32,664
Utilization of deferred credit	—	(21,087)	(8,854)
Share-based payment expense	71,279	67,010	45,951
Accretion of asset retirement obligations	7,721	5,900	4,273
Loss on short-term investments	14,755	3,320	—
Loss on extinguishment of debt	—	6,311	—
Contingency reversals, net of charges	—	(13,141)	(5,563)
Other, net	1,801	2,616	(9,793)
Change in assets and liabilities:
Accounts receivable, gross	(207,630)	(166,645)	(108,353)
Handset and accessory inventory	(58,623)	(35,766)	(15,414)
Prepaid expenses and other	(44,097)	(33,729)	(30,674)
Other long-term assets	(63,365)	(35,514)	(19,911)
Accounts payable, accrued expenses and other	95,145	90,992	50,474
Current deferred revenue	31,067	21,526	23,981
Deferred revenue and other long-term liabilities	22,442	4,580	2,419

Net cash provided by operating activities	796,423	661,349	496,854

Cash flows from investing activities:
Capital expenditures	(806,610)	(624,309)	(552,531)
Payments for acquisitions, purchases of licenses and other	(10,579)	(49,530)	(209,650)
Transfers to restricted cash	(2,335)	(29,062)	(298)
Purchases of short-term investments	(672,875)	(269,061)	—
Proceeds from maturities of short-term investments	—	—	7,371
Proceeds from sales of short-term investments	799,730	23,927	—
Other	2,128	2,351	909

Net cash used in investing activities	(690,541)	(945,684)	(754,199)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	—	1,200,000	—
Payments to purchase common stock	(242,665)	(500,087)	—
Borrowings under syndicated loan facilities	125,000	175,000	60,885
Repayments under syndicated loan facilities	(57,744)	(18,309)	(14,725)
Proceeds from stock option exercises	33,772	90,996	55,404
Proceeds from towers financing transactions	27,271	29,827	8,735
Borrowings under short-term notes payable	18,000	—	—
Repayments under software financing transactions	—	—	(13,375)
Payment of debt financing costs	—	(28,617)	(2,668)
Repayments under capital leases, license financing, tower financing transactions and other	(9,815)	(5,440)	(4,220)

Net cash (used in) provided by financing activities	(106,181)	943,370	90,036

Effect of exchange rate changes on cash and cash equivalents	(126,615)	2,539	(1,636)

Net (decrease) increase in cash and cash equivalents	(126,914)	661,574	(168,945)
Cash and cash equivalents, beginning of year	1,370,165	708,591	877,536

Cash and cash equivalents, end of year	$1,243,251	$1,370,165	$708,591

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted for the Retrospective Application of FSP APB 14-1)
1. Summary of Operations and Significant Accounting Policies
     Operations. We provide wireless communication services, primarily targeted at meeting the needs of customers who use our services in their businesses and individuals that have medium to high usage patterns, both of whom value our multi-function handsets, including our Nextel Direct Connect® feature, and our high level of customer service. We provide these services under the NextelTM brand through operating companies located in selected Latin American markets, with our principal operations located in major business centers and related transportation corridors of Mexico, Brazil, Argentina, Peru and Chile. We provide our services in major urban and suburban centers with high population densities, which we refer to as major business centers, where we believe there is a concentration of the country’s business users and economic activity. We believe that vehicle traffic congestion, low wireline service penetration and the expanded coverage of wireless networks in these major business centers encourage the use of the mobile wireless communications services that we offer.
     The services we offer include:
•	mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers anywhere on our network to talk to each other instantly, on a “push-to-talk” basis, private one-to-one call or group call;

•	International Direct Connect® service, together with Sprint Nextel Corporation and TELUS Corporation, which allows subscribers to communicate instantly across national borders with our subscribers in Mexico, Brazil, Argentina, Peru and Chile, with Sprint Nextel Corporation subscribers using compatible handsets in the United States and with TELUS subscribers using compatible handsets in Canada;

•	text messaging services, mobile internet services, e-mail services including BlackberryTM services, location-based services, which include the use of Global Positioning System (GPS) technologies, digital media services and advanced JavaTM enabled business applications; and

•	international roaming services.
     Adjustment for Retrospective Application of FSP APB 14-1. On January 1, 2009, we adopted Financial Accounting Standards Board, or FASB, Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FSP APB 14-1. FSP APB 14-1 requires that issuers of certain convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, separately account for the liability and equity components (i.e. the embedded conversion option) of those debt instruments and recognize the accretion of the resulting discount on the debt as interest expense. FSP APB 14-1 is required to be applied retrospectively to convertible debt instruments within its scope that were outstanding during any period presented in financial statements issued after its adoption. The adoption of FSP APB 14-1 affected the accounting for:
•	our 2.875% convertible notes issued in 2004 and due 2034, of which 99.99% were converted into shares of our common stock in June 2007;

•	our 2.75% convertible notes issued in 2005 and due 2025; and

•	our 3.125% convertible notes issued in 2007 and due 2012.
     The retrospective application of FSP APB 14-1 also resulted in the recognition of additional capitalized interest in the affected prior periods. See Note 7 for further information.

     The following table sets forth the effect of the retrospective application of FSP APB 14-1 on certain previously reported line items (in thousands, except per share data):

	As of December 31, 2008
		As Previously	Effect of
Condensed Consolidated Balance Sheet:	As Adjusted	Reported	Change
Property, plant and equipment, net	$1,892,113	$1,887,315	$4,798
Deferred income taxes, net	564,630	564,516	114
Other assets	265,440	268,399	(2,959)
Long-term debt	2,034,086	2,193,240	(159,154)
Deferred credits	144,397	108,526	35,871
Paid-in capital	1,158,925	954,192	204,733
Retained earnings	1,293,407	1,372,904	(79,497)

	As of December 31, 2007
		As Previously	Effect of
Condensed Consolidated Balance Sheet:	As Adjusted	Reported	Change
Property, plant and equipment, net	$1,856,457	$1,853,082	$3,375
Deferred income taxes, net	662,988	662,918	70
Other assets	237,986	241,962	(3,976)
Long-term debt	1,990,933	2,196,069	(205,136)
Deferred credits	210,840	158,621	52,219
Paid-in capital	1,296,405	1,091,672	204,733
Retained earnings	951,452	1,003,799	(52,347)

	Year Ended December 31, 2008
		As Previously	Effect of
Consolidated Statement of Operations:	As Adjusted	Reported	Change
Depreciation	$372,542	$371,901	$641
Interest expense, net	(205,516)	(162,614)	(42,902)
Income before income tax provision	480,817	524,360	(43,543)
Income tax provision	(138,862)	(155,255)	16,393
Net income	341,955	369,105	(27,150)
Net income, per common share, basic	$2.05	$2.21	$(0.16)

Net income, per common share, diluted	$2.02	$2.14	$(0.12)

	Year Ended December 31, 2007
		As Previously	Effect of
Consolidated Statement of Operations:	As Adjusted	Reported	Change
Depreciation	$290,302	$289,897	$405
Interest expense, net	(160,642)	(128,733)	(31,909)
Loss on extinguishment of debt	(6,311)	—	(6,311)
Income before income tax provision	510,496	548,445	(37,949)
Income tax provision	(156,748)	(170,027)	13,279
Net income	353,748	378,418	(24,670)
Net income, per common share, basic	$2.12	$2.27	$(0.15)

Net income, per common share, diluted	$2.02	$2.11	$(0.09)

	Year Ended December 31, 2006
		As Previously	Effect of
Consolidated Statement of Operations:	As Adjusted	Reported	Change
Depreciation	$195,050	$194,817	$233
Interest expense, net	(104,858)	(89,379)	(15,479)
Income before income tax provision	398,222	413,934	(15,712)
Income tax provision	(113,272)	(119,444)	6,172
Net income	284,950	294,490	(9,540)
Net income, per common share, basic	$1.85	$1.91	$(0.06)

Net income, per common share, diluted	$1.67	$1.67	$—

	Year Ended December 31, 2008
		As Previously	Effect of
Consolidated Statement of Cash Flows:	As Adjusted	Reported	Change
Net cash provided by operating activities	$796,423	$794,359	$2,064
Net cash used in investing activities	(690,541)	(688,477)	(2,064)
Net cash (used in) provided by financing activities	(106,181)	(106,181)	—

	Year Ended December 31, 2007
		As Previously	Effect of
Consolidated Statement of Cash Flows:	As Adjusted	Reported	Change
Net cash provided by operating activities	$661,349	$659,093	$2,256
Net cash used in investing activities	(945,684)	(944,104)	(1,580)
Net cash (used in) provided by financing activities	943,370	944,046	(676)

	Year Ended December 31, 2006
		As Previously	Effect of
Consolidated Statement of Cash Flows:	As Adjusted	Reported	Change
Net cash provided by operating activities	$496,854	$488,980	$7,874
Net cash used in investing activities	(754,199)	(752,924)	(1,275)
Net cash (used in) provided by financing activities	90,036	96,635	(6,599)
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results to be reported in future periods could differ from our estimates.
     Principles of Consolidation. The consolidated financial statements include the accounts of NII Holdings, Inc. and our wholly-owned subsidiaries. Our decision to consolidate an entity is based on our direct and indirect majority interest in the entity. We eliminate all significant intercompany transactions, including intercompany profits and losses, in consolidation.
     We refer to our subsidiaries by the countries in which they operate, such as Nextel Mexico, Nextel Brazil, Nextel Argentina, Nextel Peru and Nextel Chile.
     Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Mexico, Brazil, Argentina and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks, and certain other aspects of our business, including some of the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 2008 and 2007, approximately $3,614.4 million and $3,838.4 million, respectively, of our assets were owned by Nextel Mexico and Nextel Brazil. Political, financial and economic developments in Mexico and Brazil could impact the recoverability of our assets.
     Motorola is currently our sole source for most of the digital network equipment and substantially all of the handsets used throughout our markets, except for the Blackberry handset, which is manufactured by Research in Motion, or RIM. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements to the features and functionality of our networks and handsets on a timely, cost-effective basis, we may not be able to adequately service our existing customers or attract new customers. Nextel Communications, a subsidiary of Sprint Nextel Corporation, is the largest customer of Motorola with respect to iDEN technology and, in the past, has provided significant support with respect to new product development for that technology. Sprint Nextel Corporation has launched high performance push-to-talk services on its next generation CDMA network platform. As a result, Sprint Nextel Corporation’s plans for the iDEN technology have been uncertain for some time, which we believe has contributed to a recent decline in Motorola’s support for the development of new iDEN handset models. As a result, we have had access to a reduced number of new handset models, which has made it more difficult for us to compete effectively in some of our markets where new handset styles and features are heavily valued by customers. Lower levels of iDEN equipment purchases by Sprint Nextel Corporation could also significantly increase our costs for equipment and new network features and handset developments and could impact Motorola’s decision to continue to support iDEN technology beyond its current commitments. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN-based digital mobile networks and for the manufacture of iDEN compatible handsets. Accordingly, if Motorola determines not to continue supporting or enhancing our iDEN-based infrastructure and handsets, our business will be materially adversely affected. See Note 8 for more information.
     Financial instruments that potentially subject us to significant amounts of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Our cash and cash equivalents are deposited with high-quality financial institutions. At times, we maintain cash balances in excess of Federal Deposit Insurance Corporation (or the foreign country equivalent institution) limits. Our short-term investments are composed of investments made by Nextel Brazil in two different investment funds and an investment in an enhanced cash fund that invests primarily in asset backed securities. Approximately 9% of the holdings in the enhanced cash fund consist of securities that may involve risk exposure associated with investments in sub-prime mortgages. See Note 2 for further information. Our accounts receivable are generally unsecured. In some cases, for certain higher risk customers, we require a customer deposit. We routinely assess the financial strength of our customers and maintain allowances for anticipated losses, where necessary.
     Foreign Currency. In Mexico, Brazil, Argentina and Chile, the functional currency is the local currency, while in Peru the functional currency is the U.S. dollar since it is the currency used for substantially all transactions. We translate the results of operations for our non-U.S. subsidiaries and affiliates from the designated functional currency to the U.S. dollar using average exchange rates during the relevant period, while we translate assets and liabilities at the exchange rate in effect at the reporting date. We translate equity balances at historical rates. We report the resulting gains or losses from translating foreign currency financial statements as other comprehensive income or loss. We remeasure Nextel Peru’s financial statements into U.S. dollars and record remeasurement gains and losses in the statement of operations. For the year ended December 31, 2008, we reported remeasurement losses in our income tax provision of $3.2 million, and for the years ended December 31, 2007 and 2006, we reported remeasurement gains in our income tax provision of $2.2 million and $2.3 million, respectively, both of which were related to Nextel Peru’s deferred tax assets and liabilities.
     In general, monetary assets and liabilities designated in U.S. dollars give rise to foreign currency realized and unrealized transaction gains and losses, which we record in the consolidated statement of operations as foreign currency transaction gains, net. We report the effects of changes in exchange rates associated with certain U.S. dollar-denominated intercompany loans and advances to our foreign subsidiaries that are of a long-term investment nature as other comprehensive income or loss in our consolidated financial statements. We have determined that certain U.S. dollar-denominated intercompany loans and advances to Nextel Brazil and Nextel Chile and an intercompany payable due to Nextel Mexico are of a long-term investment nature.
Supplemental Cash Flow Information.

	Year Ended December 31,
	2008	2007	2006
		(in thousands)
Capital expenditures
Cash paid for capital expenditures, including capitalized interest	$806,610	$624,309	$552,531
Change in capital expenditures accrued and unpaid or financed, including accreted interest capitalized	26,299	44,029	76,169

	$832,909	$668,338	$628,700

Interest costs
Interest expense, net	$205,516	$160,642	$104,858
Interest capitalized	10,345	7,251	14,758

	$215,861	$167,893	$119,616

Acquisitions of assets and business combinations
Fair value of assets acquired	$10,579	$49,530	$288,735
Less: liabilities assumed and deferred tax liabilities incurred	—	—	(78,854)
Less: cash acquired	—	—	(231)

	$10,579	$49,530	$209,650

Cash paid for interest, net of amounts capitalized	$118,080	$92,362	$60,286

Cash paid for income taxes	$247,419	$137,541	$87,738

     For the years ended December 31, 2008, 2007 and 2006, we had $5.8 million, $13.9 million and $20.1 million in non-cash financing activities related to co-location capital lease obligations on our communication towers. During the year ended December 31, 2006, Nextel Brazil and Nextel Argentina financed $4.0 million and $3.0 million, respectively, in software purchased from Motorola, Inc.
     As discussed in Note 7, in the third quarter of 2007, 99.99% of the $300.0 million in outstanding principal amount of our 2.875% convertible notes was converted into 11,268,103 shares of our common stock. In addition, in the fourth quarter of 2006, the remaining principal amount of our 3.5% convertible notes was fully converted into 6,852,150 shares of our common stock.
     Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents primarily consist of money market funds and other similarly structured funds.

     Short-Term Investments. Our short-term investments consist of investments made by Nextel Brazil in two different investment funds, as well as the current portion of an investment in an enhanced cash fund similar to, but not in the legal form of, a money market fund that invests primarily in asset backed securities. We classify investments in debt securities as available-for-sale as of the balance sheet date and report them at fair value. We record unrealized gains and losses, net of income tax, as other comprehensive income or loss. During the years ended December 31, 2008, 2007 and 2006, we did not have any material unrealized gains or losses for available-for-sale securities. We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, in realized gains or losses on investments. We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make these assessments by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment. See Note 2 for additional information.
     Handset and Accessory Inventory. We record handsets and accessories at the lower of cost or market. We determine cost by the weighted average costing method. We expense handset costs at the time of sale and classify such costs in cost of digital handset and accessory sales. We write down our inventory to cover losses related to obsolete and slow moving inventory. For the years ended December 31, 2008, 2007 and 2006, our provision for inventory losses was $5.2 million, $1.9 million and $1.2 million, respectively.
     Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives or enhance functionality, at cost, while we charge maintenance and repairs to operations as incurred. We capitalize internal and external costs incurred to develop internal-use software, which consist primarily of costs related to configuration, interfaces, installation and testing. We also capitalize internal and external costs incurred to develop specified upgrades and enhancements if they result in significant additional functionalities for our existing software. We expense all costs related to evaluation of software needs, data conversion, training, maintenance and other post-implementation operating activities.
     We calculate depreciation using the straight-line method based on estimated useful lives ranging from 3 to 20 years for digital mobile network equipment and network software and 3 to 10 years for office equipment, furniture and fixtures, and other, which includes non-network internal use software. We depreciate our corporate aircraft capital lease using the straight-line method based on the lease term of eight years. We include depreciation expense on our corporate aircraft capital lease and other capital leases in accumulated depreciation and amortization. We amortize leasehold improvements over the shorter of the lease terms or the useful lives of the improvements.
     Construction in progress includes internal and external labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of our digital wireless networks. We do not depreciate assets under construction until they are ready for their intended use. We capitalize interest and other costs, including labor and software upgrades, which are applicable to the construction of, and significant improvements that enhance functionality to, our digital mobile network equipment.
     We periodically review the depreciation method, useful lives and estimated salvage value of our property, plant and equipment and revise those estimates if current estimates are significantly different from previous estimates.
     Asset Retirement Obligations. We record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations arise from certain of our leases and relate primarily to the cost of removing our equipment from such leased sites. We report asset retirement obligations and related asset retirement costs at fair value computed using discounted cash flow techniques. In addition, we review the adequacy of asset retirement obligations on a regular basis and more often if changes in events or circumstances warrant it. As of December 31, 2008 and 2007, our asset retirement obligations were as follows (in thousands):

	2008	2007
Balance, January 1	$41,186	$29,297
New asset retirement obligations	11,700	5,889
Accretion	7,721	5,900
Settlement of asset retirement obligations	(1,749)	(1,384)
Foreign currency translation and other	(9,157)	1,484

Balance, December 31	$49,701	$41,186

     Derivative Financial Instruments. We enter into derivative transactions for hedging or risk management purposes only. We have not and will not enter into any derivative transactions for speculative or profit generating purposes. We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives for undertaking various hedge transactions before entering into the transaction.

     We record our derivative financial instruments at fair value as either assets or liabilities. We recognize changes in fair value either in earnings or equity, depending on the nature of the underlying exposure being hedged and how effective the derivatives are at offsetting price movements and the underlying exposure. We evaluate the effectiveness of our hedging relationships both at the hedge inception and on an ongoing basis. Our derivative instruments are designated as cash-flow hedges and are considered to be highly effective. We record the changes in fair value of our derivatives financial instruments as other comprehensive income or loss until the underlying hedged item is recognized in earnings. We recognize in earnings immediately any ineffective portion of a derivative’s change in fair value.
     Valuation of Long-Lived Assets. We review for impairment long-lived assets such as property, plant and equipment and identifiable intangible assets with definite useful lives, which includes our licenses, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, we recognize a loss, if any, for the difference between the fair value and carrying value of the asset.
     Intangible Assets. Our intangible assets are composed of wireless telecommunications licenses, customer base and a trade name.
     We amortize our intangible assets using the straight-line method over the estimated period benefited. We amortize licenses acquired after our emergence from reorganization over their estimated useful lives of 12 to 20 years. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time ranging from 30 to 40 years, including renewals. The licenses are generally renewable provided the licensee has complied with applicable rules and policies. We believe we have complied with these standards in all material respects. However, the political and regulatory environments in the markets we serve are continuously changing and, in many cases, the renewal fees could be significant. Therefore, we do not view the renewal of our licenses to be perfunctory. In addition, the wireless telecommunications industry is experiencing significant technological change, and the commercial life of any particular technology is difficult to predict. Most of our licenses give us the right to use 800 MHz spectrum that is non-contiguous, and the iDEN technology is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. As a result, our ability to deploy new technologies on our licensed 800MHz spectrum is limited. In light of the uncertainty regarding the availability of alternative technologies and regarding the commercial life of any technology, including the iDEN technology, our ability to use our 800MHz spectrum for an indefinite period cannot be assured. As a result, we classify our licenses as finite lived assets.
     Revenue Recognition. Operating revenues primarily consist of service revenues and revenues generated from the sale and rental of digital handsets and accessories. We present our operating revenues net of value-added taxes, but we include certain revenue-based taxes for which we are the primary obligor. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, including revenues from calling party pays programs where applicable and variable charges for airtime and digital two-way radio usage in excess of plan minutes, long distance charges and international roaming revenues derived from calls placed by our customers on other carriers’ networks.
     We also have other sources of revenues. Other revenues primarily include amounts generated from our handset maintenance programs, roaming revenues generated from other companies’ customers that roam on our networks and co-location rental revenues from third party tenants that rent space on our towers.
     We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed and determinable and collectibility is reasonably assured. The following are the policies applicable to our major categories of revenue transactions.
     We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts and value-added taxes. We recognize excess usage, local, long distance and calling party pays revenue at contractual rates per minute as minutes are used. We record cash received in excess of revenues earned as deferred revenues.
     We recognize revenue generated from our handset maintenance programs on a monthly basis at fixed amounts over the service period. We recognize roaming revenues at contractual rates per minute as minutes are used. We recognize co-location revenues from third party tenants on a monthly basis based on the terms set by the underlying agreements.
     We bill excess usage to our customers in arrears. In order to recognize the revenues originated from excess usage subsequent to customer invoicing through the end of the reporting period, we estimate the unbilled portion based on the usage that the handset had during the part of the month already billed, and we use the actual usage to estimate the unbilled usage for the rest of the month taking into consideration working days and seasonality. Our estimates are based on our experience in each market. We periodically evaluate our estimation process by comparing our estimates to actual excess usage revenue billed the following month. As a result, actual usage could differ from our estimates.

     We recognize revenue from handset and accessory sales when title and risk of loss passes upon delivery of the handset or accessory to the customer as this is considered to be a separate earnings process from the sale of wireless services.
     We recognized the proceeds received from our spectrum use and build-out agreement with Nextel Communications as deferred revenues. We amortize this amount into revenue on a straight-line basis over 15.5 years, which represents the average remaining useful life of our licenses in the Baja region of Mexico as of the date we began providing service under this agreement.
     Handsets Provided Under Leases. Our operating companies periodically provide handsets to our customers under lease agreements. We evaluate each lease agreement at its inception to determine whether the agreement represents a capital lease or an operating lease. Under capital lease agreements, we expense the full cost of the handset at the inception of the lease term and recognize digital handset sales revenue upon delivery of the handset to the customer and collection of the up-front rental payment, which corresponds to the inception of the lease term. Under operating lease agreements, we expense the cost of the handset in excess of the sum of the minimum contractual revenues associated with the handset lease. We recognize revenue ratably over the lease term. Revenue generated under the operating lease arrangement relates primarily to the up-front rental payments required at the inception of lease terms.
     Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Our methodology for determining our allowance for doubtful accounts receivable requires significant estimates. Since we have over one million accounts, it is impracticable to review the collectibility of all individual accounts when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance on a market-by-market basis, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.
     Customer Related Direct Costs. We recognize all costs of handset sales when title and risk of loss passes upon delivery of the handset to the customer.
     Advertising Costs. We expense costs related to advertising and other promotional expenditures as incurred. Advertising costs totaled $109.9 million, $88.7 million and $63.9 million during the years ended December 31, 2008, 2007 and 2006, respectively.
     Stock-Based Compensation. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R. We used the modified prospective transition method and therefore did not restate our prior period’s results. Share-based payment expense for all share-based payment awards granted after January 1, 2006 is estimated in accordance with the provisions of SFAS 123R. We recognize these compensation costs net of actual forfeitures for only those shares expected to vest on a straight-line basis over the requisite service period of the award. See Note 11 for more information.
     Net Income Per Common Share, Basic and Diluted. Basic net income per common share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per common share reflects the potential dilution of securities that could participate in our earnings.
     As presented for the year ended December 31, 2008, our calculation of diluted net income per share includes common shares resulting from shares issuable upon the potential exercise of stock options under our stock-based employee compensation plans and our restricted stock, as well as common shares resulting from the potential conversion of our 2.75% convertible notes. We did not include the common shares resulting from the potential conversion of our 3.125% convertible notes in our calculation of diluted net income per common share because their effect would have been antidilutive to our net income per common share for that period. Further, for the year ended December 31, 2008, we did not include 9.1 million in antidilutive stock options nor did we include an immaterial amount of our restricted stock in our calculation of diluted net income per common share because their effect would also have been antidilutive to our net income per common share for that period.
     As presented for the year ended December 31, 2007, our calculation of diluted net income per share includes common shares resulting from shares issuable upon the potential exercise of stock options under our stock-based employee compensation plans and our restricted stock, as well as common shares resulting from the potential conversion of our 2.75% convertible notes. Our calculation of diluted net income per share for the year ended December 31, 2007 also includes shares that would have been issued had our 2.875% convertible notes been converted at the beginning of the year instead of on the actual conversion date. We did not include the common shares resulting from the potential conversion of our 3.125% convertible notes because their effect would have been antidilutive to our net income per common share for that period. Further, for the year ended December 31, 2007, we did not include 5.9 million in antidilutive stock options in our calculation of diluted net income per common share because their effect would also have been antidilutive to our net income per common share for that period.

     As presented for the year ended December 31, 2006, our calculation of diluted net income per share includes common shares resulting from shares issuable upon the potential exercise of stock options under our stock-based employee compensation plans and our restricted stock, as well as common shares resulting from the potential conversion of our 2.875% convertible notes as if they were converted at the beginning of the year. Our calculation of diluted net income per share for the year ended December 31, 2006 also includes shares that would have been issued had our 3.5% convertible notes been converted at the beginning of the year instead of on the actual conversion date. We did not include the common shares resulting from the potential conversion of our 2.75% convertible notes because their effect would have been antidilutive to our net income per common share for that period. Further, for the year ended December 31, 2006, we did not include 3.1 million in antidilutive stock options nor did we include an immaterial amount of our restricted stock in our calculation of diluted net income per common share because their effect would also have been antidilutive to our net income per common share for that period.
     The following tables provide a reconciliation of the numerators and denominators used to calculate basic and diluted net income per common share as disclosed in our consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31, 2008
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(in thousands, except per share data)
Basic net income per common share:
Net income	$341,955	166,927	$2.05
Effect of dilutive securities:
Stock options	—	1,121
Restricted stock	—	252
Convertible notes, net of capitalized interest and taxes	12,805	6,990

Diluted net income per common share:
Net income	$354,760	175,290	$2.02

	Year Ended December 31, 2007
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(in thousands, except per share data)
Basic net income per common share:
Net income	$353,748	166,749	$2.12
Effect of dilutive securities:
Stock options	—	3,633
Restricted stock	—	524
Convertible notes, net of capitalized interest and taxes	18,597	13,350

Diluted net income per common share:
Net income	$372,345	184,256	$2.02

	Year Ended December 31, 2006
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(in thousands, except per share data)
Basic net income per common share:
Net income	$284,950	154,085	$1.85
Effect of dilutive securities:
Stock options	—	4,521
Restricted stock	—	936
Convertible notes, net of capitalized interest and taxes	11,841	17,751

Diluted net income per common share:
Net income	$296,791	177,293	$1.67

     Purchase of Common Stock. In January 2008, our Board of Directors authorized a program to purchase shares of our common stock for cash. The Board approved the purchase of shares having an aggregate market value of up to $500.0 million, depending on market conditions and other factors. During the year ended December 31, 2008, we purchased a total of 5,555,033 shares of our common stock for $242.7 million. During the year ended December 31, 2007, we purchased a total of 7,401,543 shares of our common stock for approximately $500.1 million under our first program to purchase shares of our common stock for cash, which was approved by our Board of Directors in May 2007. We treat purchases of our common stock under this program as effective retirements of the purchased shares and therefore reduce our reported shares issued and outstanding by the number of shares purchased. In addition, we record the excess of the purchase price over the par value of the common stock as a reduction to paid-in capital.
     Debt Financing Costs. We defer costs incurred to obtain new debt financing as other non-current assets. We amortize debt financing costs over the shorter of the term of the underlying debt or the holder’s first put date, when applicable, using the effective interest method. We reclassify to paid-in capital the net carrying value of deferred financing costs related to convertible notes that are converted by the holder.
     Income Taxes. We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We provide a valuation allowance against deferred tax assets if, based upon the weight of available evidence, we do not believe it is “more-likely-than-not” that some or all of the deferred tax assets will be realized. We report remeasurement gains and losses related to deferred tax assets and liabilities in our income tax provision.
     Historically, a substantial portion of our deferred tax asset valuation allowance related to deferred tax assets that, if realized, would not result in a benefit to our income tax provision. In accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” or SOP 90-7, we recognize decreases in the valuation allowance existing at the reorganization date first as a reduction in the carrying value of intangible assets existing at the reorganization date of October 31, 2002 and then as an increase to paid-in capital. As of December 31, 2004, we reduced to zero the carrying value of our intangible assets existing at the reorganization date. In accordance with the changes made to SOP 90-7 by SFAS No. 141(R), “Business Combinations,” effective beginning in 2009, we will record the future decreases, if any, of the valuation allowance existing on the reorganization date as a reduction to income tax expense. We will also record decreases, if any, of the post-reorganization valuation allowance as a reduction to our income tax expense. Using a “with-and-without” method, in accordance with SFAS 123R, we recognize decreases in the valuation allowance attributable to the excess tax benefits resulting from the exercise of employee stock options as an increase to paid-in capital. In each market and in the U.S., we recognize decreases in the valuation allowance first as a decrease in the remaining valuation allowance that existed as of the reorganization date, then as a decrease in any post-reorganization valuation allowance, and finally as a decrease of the valuation allowance associated with stock option deductions.
     We assess the realizability of our deferred tax assets at each reporting period. Our assessments generally consider several factors, including the reversal of existing deferred tax asset temporary differences, projected future taxable income, tax planning strategies and historical and future book income adjusted for permanent book-to-tax differences.
     During the fourth quarter of 2007, we changed our historic position regarding the repatriation of foreign earnings back to the U.S. and we recorded a $69.6 million provision in deferred tax liability for U.S. federal, state and foreign taxes with respect to future remittances of certain undistributed earnings (other than income that has been previously taxed in the U.S. under the subpart F rules) of certain of our foreign subsidiaries. This deferred tax liability decreased by $14.5 million to $55.1 million as of December 31, 2008 due to the appreciation of the dollar during the fourth quarter of 2008. Except for the earnings associated with this $55.1 million provision, we currently have no intention to remit any additional undistributed earnings of our foreign subsidiaries, other than income that has been previously taxed in the U.S. under the subpart F rules. Should additional amounts of our foreign subsidiaries’ undistributed earnings be remitted to the U.S. as dividends, we may be subject to additional U.S. income taxes (net of allowable foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of any additional taxes which may be payable on the remaining undistributed earnings.
     Change in Accounting Principle. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R. We used the modified prospective transition method and therefore did not restate our prior period’s results. Under this transition method, share-based payment expense for the year ended December 31, 2006 includes compensation expense for all share-based payment awards granted prior to, but not fully vested as of, January 1, 2006. Share-based payment expense for all share-based payment awards granted after January 1, 2006 is estimated in accordance with the provisions of SFAS 123R. See Note 11 for more information.
     Reclassifications. We have reclassified some prior period amounts in our consolidated financial statements to conform to our current year presentation. Specifically, for the years ended December 31, 2007 and 2006, we corrected the classification of $28.7 million and $20.4 million, respectively, from cost of service to cost of digital handset and accessory sales related to costs incurred in connection with replacement handsets sold to existing customers. These revisions did not have a material impact on previously reported balances.
     New Accounting Pronouncements. In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, “Fair Value Measurements,” or SFAS No. 157, which provides guidance for using fair value to measure assets and liabilities when required for recognition or disclosure purposes. SFAS No. 157 does not expand the use of fair value or determine when fair value should be used in financial statements. In February 2008, the FASB issued Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purpose of Lease Classification or Measurement Under Statement 13,” or FSP No. 157-1, in order to amend SFAS No. 157 to exclude from its scope FASB Statement No. 13, “Accounting for Leases,” or SFAS No. 13, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement. In addition, in February 2008, the FASB issued Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” or FSP No. 157-2, which defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value on a recurring basis (at least annually). In accordance with FSP No. 157-2, we adopted SFAS No. 157 for financial assets and liabilities in the first quarter of fiscal year 2008 and for non-financial assets and liabilities in the first quarter of 2009. The adoption of SFAS No. 157 did not have a material impact on our consolidated financial statements. See Note 2 for additional information and related disclosures regarding our fair value measurements.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS No. 141(R), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, the goodwill acquired and the expenses incurred in connection with the acquisition. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. As a result, the provisions of SFAS No. 141(R) will affect business combinations that close on or after January 1, 2009. The nature and magnitude of the impact, if any, of SFAS No. 141(R) on our consolidated financial statements will be limited to the nature, terms and size of any acquisitions consummated after the effective date.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of Accounting Research Bulletin No. 51,” or SFAS No. 160. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. As a result, we will apply the provisions of SFAS No. 160 to any non-controlling interests acquired on or after January 1, 2009. The adoption of SFAS No. 160 in the first quarter of 2009 is not expected to have a material impact on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133,” or SFAS No. 161, which amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to require qualitative disclosure about objectives and strategies in using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about the underlying credit-risk-related contingent features in derivative agreements. SFAS No. 161 requires additional disclosures concerning the impact of derivative instruments reflected in an entity’s financial statements; the manner in which derivative instruments and related hedged items are accounted for under SFAS No. 133; and the impact that derivative instruments and related hedged items may have on an entity’s financial position, performance and cash flows. SFAS No. 161 is effective for financial statements issued in fiscal years beginning after November 15, 2008 and requires only additional disclosures concerning derivatives and hedging activities. The adoption of SFAS No. 161 in the first quarter of 2009 is not expected to have a material impact on our consolidated financial statements.
     In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” or FSP FAS 142-3. FSP FAS 142-3 amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” in order to improve the consistency between the useful life of the recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. FSP FAS 142-3 applies to: (1) intangible assets that are acquired individually or with a group of other assets, and (2) intangible assets acquired both in business combinations and asset acquisitions. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As a result, we will apply the provisions of FSP FAS 142-3 to intangible assets acquired on or after January 1, 2009. The adoption of FSP FAS 142-3 is not expected to have a material impact on our consolidated financial statements.
2. Fair Value Measurements
     On January 1, 2008, we adopted SFAS No. 157 for financial assets and liabilities. SFAS No. 157 defines fair value, provides guidance for measuring fair value and requires certain disclosures with respect to the processes used to measure the fair value of financial assets and liabilities. SFAS No. 157 does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. Valuation techniques discussed under SFAS No. 157 include the market approach (comparable market prices), the income approach (present value of future income or cash flow based on current market expectations)

and the cost approach (cost to replace the service capacity of an asset or replacement cost). SFAS No. 157 utilizes a three-tier fair value hierarchy, which prioritizes the inputs to the valuation techniques used to measure fair value. The following is a brief description of the three levels in the fair value hierarchy:
     Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
     Level 2: Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.
     Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.
     To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
     For assets and liabilities measured at fair value on a non-recurring basis, fair value is determined by using various valuation approaches. The same hierarchy as described above, which maximizes the use of observable inputs and minimizes the use of unobservable inputs, by generally requiring that the observable inputs be used when available, is used in measuring fair value for these items. Fair value may be derived using pricing models. Pricing models take into account the contract terms (including maturity) as well as multiple inputs, including, where applicable, interest rate yield curves, credit curves, correlation, credit worthiness of the counterparty, option volatility and currency rates. In accordance with SFAS No. 157, the impact of our own credit spreads is also considered when measuring the fair value of liabilities. Where appropriate, valuation adjustments are made to account for various factors such as credit quality and model uncertainty. These adjustments are subject to judgment, are applied on a consistent basis and are based upon observable inputs where available. We generally subject all valuations and models to a review process initially and on a periodic basis thereafter. As fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure, even when market assumptions are not readily available, our own assumptions are set to reflect those that we believe market participants would use when pricing the asset or liability at the measurement date.
     Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and valuation techniques may have a material effect on the estimated fair value amounts. The following is a description of the major categories of assets and liabilities measured at fair value on a recurring basis and the valuation techniques applied to them.
Available-for-Sale Securities.
     Nextel Brazil Investments. Available-for-sale securities include $48.9 million in short-term investments made by Nextel Brazil in two investment funds. These funds invest primarily in Brazilian government bonds, long-term, low-risk bank certificates of deposit and Brazilian corporate debentures. We account for these securities at fair value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The fair value of the securities is based on the net asset value of the funds. In our judgment, these securities trade with sufficient daily observable market activity to support a Level 1 classification within the fair value hierarchy.
     Enhanced Cash Fund. In May 2007, we invested in an enhanced cash fund similar to, but not in the legal form of, a money market fund that invested primarily in asset-backed securities. Initially, we classified our investment as a cash equivalent because it was highly liquid at that time. In December 2007, the fund manager ceased all purchases and sales of interests in the fund and began an orderly liquidation of the portfolio’s assets due to issues that arose in the U.S. credit markets. We concluded that because the fair value per unit of the fund was determined, published and the basis for current transactions, the fair value of our investment in the fund was readily determinable and as a result, we classified this investment as available-for-sale. In addition, we have the right at our option to receive an in-kind distribution of the underlying assets in the fund that we can sell or hold to maturity. As a result, as of December 31, 2007, we classified our investment in the fund of $241.8 million as a current asset. Through the third quarter of 2008, the underlying assets in the fund traded with sufficient daily observable market activity to support a Level 2 classification within the fair value hierarchy.
     Due to the changing credit market conditions in the fourth quarter of 2008, the net asset value per unit as determined by the fund manager had declined from $1.000 at inception to $0.827 as of December 31, 2008. Considering all available evidence and relevant factors, including specific and individual investment data, the length of time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the fund, we determined that this loss in value was other-than-temporary.

As a result, during the year ended December 31, 2008, we recognized a pre-tax loss of $14.8 million related to the loss in value of the fund. We also received $173.9 million in distributions from the fund in 2008. As of December 31, 2008, the carrying value of our investment was $53.2 million, with approximately $20.0 million classified as a long-term asset, since the expected maturity of certain securities within the fund exceed one year and considering the expected lack of liquidity in the capital markets in the foreseeable future with respect to these securities. In January 2009, we received a $9.1 million distribution from the fund based on the $0.827 net asset value per unit at December 31, 2008. We will continue to assess any future declines in fair value to determine whether additional other-than-temporary losses should be recognized. As of December 31, 2008 and 2007, the fund was comprised of the following:

	2008	2007
Structured investment vehicles	9%	10%
Corporate bond or financial institution debt securities	22%	29%
Various asset-backed securities	58%	46%
Cash and other assets	11%	15%
     During the fourth quarter of fiscal 2008, we reclassified the enhanced cash fund from Level 2 to Level 3 because certain significant inputs for the fair value measurement became unobservable. The reclassification primarily resulted from the continued deterioration of and lack of liquidity in the market for asset-backed securities in the fourth quarter of 2008.
     We determined the fair value of each underlying type of security within the fund using primarily Level 3 inputs as follows:
•	The fair value of structured investment vehicles is estimated using valuation models with significant unobservable pricing inputs, including, interest rate yield curves, option volatility and currency rates;

•	The fair value of corporate bonds is estimated using recently executed transactions, market price quotations (where observable), bond spreads or credit default swap spreads. The spread data used are for the same maturity as the bond. If the spread data do not reference the issuer, then data that reference a comparable issuer is used. As price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name credit default swap spreads and recovery rates based on collateral values as key inputs; and

•	The fair value of asset-backed securities is estimated using valuation models with significant unobservable pricing inputs, including the quality of the underlying collateral, the credit rating of the issuers, interest rate yield curves, option volatility and currency rates.
     The following table sets forth the classification within the fair value hierarchy of our financial instruments measured at fair value on a recurring basis in the accompanying consolidated balance sheet as of December 31, 2008 (in thousands):

	Fair Value Measurements as of December 31, 2008			Fair Value as of
	Using the Fair Value Hierarchy			December 31,
Financial Instruments	Level 1	Level 2	Level 3	2008
Short-term investment:
Available-for-sale securities — Nextel Brazil investments	$48,858	$—	$—	$48,858
Available-for-sale securities — Enhanced cash fund	—	—	33,144	33,144

	48,858	—	33,144	82,002

Long-term investment:
Available-for-sale securities — Enhanced cash fund	—	—	20,016	20,016

	$48,858	$—	$53,160	$102,018

     The following table presents additional information about Level 3 assets measured at fair value on a recurring basis:

Year Ended
December 31,
2008
Beginning balance	$—
Transfer to Level 3 classification — October 1, 2008	86,242
Principal distributions	(22,695)
Realized losses	(10,387)

Ending balance	$53,160

  Other Financial Instruments.
     We estimate the fair value of our financial instruments other than our available-for-sale securities, including cash and cash equivalents, accounts receivable, accounts payable, derivative instruments and debt. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these instruments. The fair values of our derivative instruments are immaterial. The carrying amounts and estimated fair values of our debt instruments at December 31, 2008 and 2007 are as follows:

	December 31,
	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
Long-term debt:
Convertible notes	$1,390,847	$1,036,526	$1,344,865	$1,462,685
Syndicated loan facilities	505,863	456,848	454,355	454,355
Towers financing obligations	157,262	58,027	177,199	177,199
Brazil spectrum license financing	6,660	4,649	9,446	9,446

	$2,060,632	$1,556,050	$1,985,865	$2,103,685

     Convertible Notes. The carrying amounts of our convertible notes included in the table above reflect the impact of our retrospective application of FSP APB 14-1. In addition, we estimated the fair values of our convertible notes using quoted market prices in a broker dealer market adjusted for certain factors such as historical trading levels and market data for our notes, credit default spreads, stock volatility assumptions and other corroborating market or internally generated data. We also considered other factors including the current trading prices of other comparable convertible notes and current market interest rates. Because our fair value measurement includes market data, corroborating market data and some internally generated information, we consider this Level 2 in the fair value hierarchy.
     Syndicated Loan Facilities. We estimated the fair values of our syndicated loan facilities using an income approach consisting of primarily Level 3 inputs such as prices of comparable bonds, LIBOR and zero-coupon yield curves, treasury bond rates and credit spreads on comparable publicly traded bonds.
     Towers Financing Obligations. We estimated the fair values of our towers financing using an income approach consisting of primarily Level 3 inputs such as forward U.S. Treasury yield curves and credit spreads of comparable publicly traded bonds.
     Brazil Spectrum License Financing. We estimated the fair values of our spectrum financing arrangement in Brazil using an income approach consisting of primarily Level 3 inputs such as LIBOR and zero-coupon yield curves, treasury bond rates and credit spreads on comparable publicly traded bonds.
3. Significant Transactions
     Cosmofrecuencias Acquisition. In September 2006, Nextel Mexico purchased all of the equity interests of Cosmofrecuencias S.A. de C.V., or Cosmofrecuencias, and Operadora de Communicaciones S.A. de C.V., or Operadora, for a purchase price of $200.0 million in cash. Cosmofrecuencias is the holding company of Operadora, which operated a public telecommunications network using concession rights granted by the Mexican government. In October 2006, Nextel Mexico received the necessary regulatory approvals and released the $200.0 million to complete this acquisition. The acquisition of these concessions gives Nextel Mexico a 50MHz nationwide footprint of 3.4GHz spectrum and a local fixed/mobile wireless telephone concession, which we expect will result in interconnect and operating cost savings, as well as additional revenue generating opportunities in the future. We accounted for this acquisition as a purchase of assets. We allocated the purchase price to the licenses acquired ($278.1 million) and a deferred tax liability ($77.8 million), which represents the tax effect of the difference between the book basis and tax basis of the acquired licenses. We classified the licenses acquired as finite lived assets, and we are amortizing them over the remaining statutory term, which was 10 years and 9 months as of December 31, 2008.
     Movilink Acquisition. In November 2007, Nextel Argentina entered into an agreement with Telefonica Moviles S.A., under which Nextel Argentina will acquire the 800 MHz SMR spectrum licenses and related network assets used by Telefonica Moviles S.A. to operate an iDEN-based network in Argentina under the Movistar Trunking brand, which was formerly known as Movilink, for a total purchase price of $32.0 million in cash. This transaction, which is subject to the receipt of necessary regulatory approvals, would result in Nextel Argentina acquiring approximately 5 MHz of SMR spectrum in Buenos Aires, Rosario, Mendoza and Cordoba, as well as the related iDEN equipment and the prepayment of lease expenses relating to the use of co-located sites for five years.

     Spectrum Acquisitions. In July 2007, Proinversion, the privatization agency in Peru, awarded a nationwide license of 35 MHz of 1.9 GHz spectrum to Nextel Peru for $27.0 million through an auction process carried out by the Peruvian government. The license has a term of 20 years, which we determined is the useful life of the license for accounting purposes. We determined that this license is a finite-lived asset. In addition, under a separate investment stability agreement reached with the Peruvian government, we are required to make cash contributions to Nextel Peru’s share capital in the amount of $150.0 million over the next five years, of which $38.5 million has already been contributed. Under the terms of the spectrum license, Nextel Peru is required to expand the coverage of its network by adding 100 additional districts within five years from the date the spectrum license was awarded.
4. Property, Plant and Equipment
     The components of our property, plant and equipment are as follows:

	December 31,
	2008	2007
	(in thousands)
Land	$6,600	$4,949
Leasehold improvements	84,663	74,333
Digital mobile network equipment and network software	2,216,212	2,123,899
Office equipment, furniture and fixtures and other	329,352	279,013
Corporate aircraft capital lease	31,450	31,450
Less: Accumulated depreciation and amortization	(928,368)	(777,824)

	1,739,909	1,735,820
Construction in progress	152,204	120,637

	$1,892,113	$1,856,457

5. Intangible Assets
     Our intangible assets consist of our licenses, customer base and trade name, all of which have finite useful lives, as follows:

	December 31, 2008			December 31, 2007
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value
	(in thousands)
Amortizable intangible assets:
Licenses	$373,315	$(55,437)	$317,878	$446,222	$(35,775)	$410,447
Customer base	34,283	(34,283)	—	42,617	(42,617)	—
Trade name and other	1,412	(1,412)	—	1,796	(1,796)	—

Total intangible assets	$409,010	$(91,132)	$317,878	$490,635	$(80,188)	$410,447

     The gross carrying value of our licenses as of December 31, 2008 primarily represent the licenses we acquired in connection with our purchase of Cosmofrecuencias in Mexico. See Note 3 for more information related to license transactions.
     Based solely on the carrying amount of amortizable intangible assets existing as of December 31, 2008 and current exchange rates, we estimate amortization expense for each of the next five years ending December 31 to be as follows (in thousands):

Estimated
Amortization
Years	Expense
2009	$26,389
2010	27,184
2011	27,184
2012	27,184
2013	27,011
     Actual amortization expense to be reported in future periods could differ from these estimates as a result of additional acquisitions of intangibles, as well as changes in exchange rates and other relevant factors. During the years ended December 31, 2008 and 2007, we did not acquire, dispose of or write down any goodwill or intangible assets with indefinite useful lives.
6. Balance Sheet Details
  Accrued Expenses and Other.
     The components are as follows:

	December 31,	December 31,
	2008	2007
	(in thousands)
Payroll related items and commissions	$70,493	$71,626
Capital expenditures	68,481	87,486
Network system and information technology	60,333	59,783
Non-income based taxes	52,918	48,444
Customer deposits	35,059	40,188
Other	158,986	129,176

	$446,270	$436,703

7. Debt

	December 31,
	2008	2007
	(in thousands)
3.125% convertible notes due 2012, net	$1,059,997	$1,024,877
2.75% convertible notes due 2025, net.	330,850	319,988
Brazil syndicated loan facility	300,000	175,000
Mexico syndicated loan facility	205,863	279,355
Tower financing obligations	157,262	177,199
Capital lease obligations	68,167	75,436
Brazil spectrum license financing	6,660	9,446
Other	4,341	80

Total debt	2,133,140	2,061,381
Less: current portion	(99,054)	(70,448)

	$2,034,086	$1,990,933

     3.125% Convertible Notes. In May 2007, we privately placed $1.0 billion aggregate principal amount of 3.125% convertible notes due 2012, which we refer to as the 3.125% notes. In addition, we granted the initial purchaser an option to purchase up to an additional $200.0 million principal amount of 3.125% notes, which the initial purchaser exercised in full. As a result, we issued a total of $1.2 billion principal amount of the 3.125% notes for which we received total gross proceeds of $1.2 billion. We also incurred direct issuance costs of $22.8 million, $19.2 million of which we recorded as a deferred financing cost that we are amortizing into interest expense over the term of the 3.125% notes. Our 3.125% notes are senior unsecured obligations and rank equal in right of payment with all of our other existing and future senior unsecured debt. Historically, some of our long-term debt has been secured and may be secured in the future.
     The 3.125% notes bear interest at a rate of 3.125% per annum on the principal amount of the notes, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2007, and will mature on June 15, 2012, when the entire principal balance of $1,200.0 million will be due. In addition, and subject to specified exceptions, the noteholders have the right to require us to repurchase the notes at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest (including additional amounts, if any) up to, but excluding, the repurchase date upon the occurrence of a fundamental change.
     The 3.125% notes are convertible into shares of our common stock at a conversion rate of 8.4517 shares per $1,000 principal amount of notes, or 10,142,040 aggregate common shares, representing a conversion price of $118.32 per share. The 3.125% notes are convertible, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:
•	during any fiscal quarter commencing after September 30, 2007, if the closing sale price of our common stock exceeds 120% of the conversion price of $118.32 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	prior to May 15, 2012, during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of notes, or 10,142,040 aggregate common shares;

•	at any time on or after May 15, 2012; or

•	upon the occurrence of specified corporate events.
     For the fiscal quarter ended December 31, 2008, the closing sale price of our common stock did not exceed 120% of the conversion price of $118.32 per share for at least 20 trading days in the 30 consecutive trading days ending on December 31, 2008. As a result, the conversion contingency was not met as of December 31, 2008. We have the option to satisfy the conversion of the 3.125% notes in shares of our common stock, in cash or a combination of both.
     The conversion feature related to the trading price per note meets the criteria of an embedded derivative under SFAS No. 133. As a result, we are required to separate the value of the conversion feature from the notes and record a liability on our consolidated balance sheet. As of December 31, 2008, the conversion feature had a nominal value, and therefore it did not have a material impact on our financial position or results of operations. We will continue to evaluate the materiality of the value of this conversion feature on a quarterly basis and record the resulting adjustment, if any, in our consolidated balance sheet and statement of operations.
     The conversion rate of the 3.125% notes is subject to adjustment if any of the following events occur:
•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding the rights, warrants, dividends or distributions specified above;

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to this tender or exchange offer; or

•	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending the rejection of the offer, subject to certain conditions.
     Neither we, nor any of our subsidiaries, are subject to any financial covenants under our 3.125% notes. In addition, the indenture governing our 3.125% notes does not restrict us or any of our subsidiaries from paying dividends, incurring debt, or issuing or repurchasing our securities.
     As presented for the years ended December 31, 2008 and 2007, our calculation of diluted net income per share does not include the common shares resulting from the potential conversion of our 3.125% convertible notes since their effect would have been antidilutive to our net income per share for those periods.
     2.75% Convertible Notes. In the third quarter of 2005, we privately placed $350.0 million aggregate principal amount of 2.75% convertible notes due 2025, which we refer to as our 2.75% notes. We also incurred direct issuance costs of $9.0 million, $7.6 million of which we recorded as deferred financing costs on our consolidated balance sheet and are amortizing into interest expense over five years. Our 2.75% notes are senior unsecured obligations and rank equal in right of payment with all of our other existing and future senior unsecured debt. Historically, some of our long-term debt has been secured and may be secured in the future. In addition, since we conduct all of our operations through our subsidiaries, our 2.75% notes effectively rank junior in right of payment to all liabilities of our subsidiaries. The 2.75% notes bear interest at a rate of 2.75% per year on the principal amount of the notes, payable semi-annually in arrears in cash on February 15 and August 15 of each year, and will mature on August 15, 2025, when the entire principal balance of $350.0 million will be due. The 2.75% notes were publicly registered, effective February 10, 2006.
     The noteholders have the right to require us to repurchase the 2.75% notes on August 15 of 2010, 2012, 2015 and 2020 at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest up to, but excluding, the repurchase date. In addition, if a fundamental change or termination of trading, as defined, occurs prior to maturity, the noteholders have a right to require us to repurchase all or part of the notes at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.
     The 2.75% notes are convertible, at the option of the holder, into shares of our common stock at an adjusted conversion rate of 19.967 shares per $1,000 principal amount of notes, or 6,988,370 aggregate common shares, representing a conversion price of about $50.08 per share. The 2.75% notes are convertible, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:

•	during any fiscal quarter commencing after September 30, 2005 if the closing sale price of our common stock exceeds 120% of the conversion price of $50.08 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	prior to July 15, 2010, during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of notes, or 6,988,370 aggregate common shares;

•	at any time on or after July 15, 2010; or

•	upon the occurrence of specified corporate events, including a fundamental change, as defined in the 2.75% note agreement, the issuance of certain rights or warrants or the distribution of certain assets or debt securities.
     For the fiscal quarter ended December 31, 2008, the closing sale price of our common stock did not exceed 120% of the conversion price of $50.08 per share for at least 20 trading days in the 30 consecutive trading days ending on December 31, 2008. As a result, the conversion contingency was not met as of December 31, 2008.
     The conversion feature related to the trading price per note meets the criteria of an embedded derivative under SFAS No. 133. As a result, we are required to separate the value of the conversion feature from the notes and record a liability on our consolidated balance sheet. As of December 31, 2008 and 2007, the conversion feature had a nominal value, and therefore it did not have a material impact on our financial position or results of operations. We will continue to evaluate the materiality of the value of this conversion feature on a quarterly basis and record the resulting adjustment, if any, in our consolidated balance sheet and statement of operations.
     The conversion rate of the 2.75% notes is subject to adjustment if any of the following events occur:
•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding the rights, warrants, dividends or distributions specified above;

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to this tender or exchange offer; or

•	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending the rejection of the offer, subject to certain conditions.
     Prior to August 20, 2010, the notes will not be redeemable. On or after August 20, 2010, we may redeem for cash some or all of the notes, at any time and from time to time, upon at least 30 days’ notice for a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to but excluding the redemption date.
     Neither we, nor any of our subsidiaries, are subject to any financial covenants under our 2.75% notes. In addition, the indenture governing our 2.75% notes does not restrict us or any of our subsidiaries from paying dividends, incurring debt, or issuing or repurchasing our securities.
     As presented for the years ended December 31, 2008 and 2007, our calculation of diluted net income per share includes the common shares resulting from the potential conversion of our 2.75% convertible notes. As presented for the year ended December 31, 2006, our calculation of diluted net income per share does not include the common shares resulting from the potential conversion of our 2.75% convertible notes since their effect would have been antidilutive to our net income per share for that period.
     2.875% Convertible Notes. As of December 31, 2006, we had outstanding $300.0 million aggregate principal amount of 2.875% convertible notes due 2034, which we refer to as our 2.875% notes. The 2.875% notes bore interest at a rate of 2.875% per year on the principal amount of the notes and were scheduled to mature on February 1, 2034.

     In July 2007, we accepted the tender of 99.99% of the $300.0 million in outstanding principal amount of our 2.875% convertible notes under a tender offer that expired on July 23, 2007. In connection with this tender offer, we issued 11,268,103 shares of our common stock and paid to the holders of the tendered notes an aggregate cash premium of $25.5 million, $0.3 million in direct external costs and accrued and unpaid interest of $4.2 million. We recorded the $25.5 million cash premium and the $0.3 million in direct external costs as debt conversion expense in our consolidated statement of operations. We also recognized a $6.3 million loss on extinguishment of our 2.875% convertible notes, including the write-off of $3.4 million of deferred financing costs related to the notes that were tendered.
     As presented for the year ended December 31, 2007, our calculation of diluted net income per share includes shares that would have been issued had our 2.875% convertible notes been converted at the beginning of the year instead of on the actual conversion date. As presented for the year ended December 31, 2006, our calculation of diluted net income per share includes the common shares resulting from the potential conversion of our 2.875% convertible notes.
     As a result of the adoption of FSP APB 14-1, we were required to separately account for the debt and equity components of our 3.125% convertible notes, our 2.75% convertible notes and our 2.875% convertible notes in a manner that reflects our nonconvertible debt (unsecured debt) borrowing rate. As of December 31, 2008 and 2007, the debt and equity components recognized for our 3.125% convertible notes and our 2.75% convertible notes were as follows (in thousands):

	December 31, 2008		December 31, 2007
	3.125% Notes	2.75% Notes	3.125% Notes	2.75% Notes
	due 2012	due 2025	due 2012	due 2025
Principal amount of convertible notes	$1,200,000	$349,996	$1,200,000	$349,996
Unamortized discount on convertible notes	140,003	19,146	175,123	30,004
Net carrying amount of convertible notes.	1,059,997	330,850	1,024,877	319,992
Carrying amount of equity component	194,557	53,253	194,557	53,253
     As of December 31, 2008, the unamortized discount on our 3.125% convertible notes and our 2.75% convertible notes had remaining recognition periods of approximately 41 months and 20 months, respectively.
     The amount of interest expense recognized on our 3.125% convertible notes, our 2.75% convertible notes and our 2.875% convertible notes and effective interest rates were as follows (dollars in thousands):

	Year Ended December 31,
	2008		2007			2006
	3.125% Notes	2.75% Notes	3.125% Notes	2.75% Notes	2.875% Notes	2.75% Notes	2.875% Notes
	due 2012	due 2025	due 2012	due 2025	due 2034	due 2025	due 2034
Contractual coupon interest	$37,500	$9,625	$21,875	$9,625	$5,031	$9,625	$8,625
Amortization of discount on convertible notes	35,120	10,862	19,433	10,204	4,697	9,585	7,679

Interest expense, net	$72,620	$20,487	$41,308	$19,829	$9,728	$19,210	$16,304

Effective interest rate on convertible notes	7.15%	6.45%	7.15%	6.45%	6.44%	6.45%	6.44%

     Brazil Syndicated Loan Facility. In September 2007, Nextel Brazil entered into a $300.0 million syndicated loan facility. Of the total amount of the facility, $45.0 million is denominated in U.S. dollars with a floating interest rate based on LIBOR plus a specified margin ranging from 2.00% to 2.50% (Tranche A — 3.43% and 7.35% as of December 31, 2008 and 2007, respectively). The remaining $255.0 million is denominated in U.S. dollars with a floating interest rate based on LIBOR plus a specified margin ranging from 1.75% to 2.25% (Tranche B — 3.18% and 7.10% as of December 31, 2008 and 2007, respectively). Tranche A matures on September 14, 2014, and Tranche B matures on September 14, 2012. Nextel Brazil’s obligations under the syndicated loan facility agreement are guaranteed by all of its material operating subsidiaries and are secured by a pledge of the outstanding equity interests in Nextel Brazil and those subsidiaries. In addition, Nextel Brazil is subject to various legal and financial covenants under the syndicated loan facility that, among other things, require Nextel Brazil to maintain certain financial ratios and may limit the amount of funds that could be repatriated in certain periods. Nextel Brazil has utilized borrowings under this syndicated loan facility for capital expenditures, general corporate purposes and the repayment of specified short-term intercompany debt. In connection with this agreement, Nextel Brazil deferred $5.0 million of financing costs, which Nextel Brazil is amortizing as additional interest expense over the term of the syndicated loan.
     During the fourth quarter of 2007, Nextel Brazil borrowed $26.2 million in term loans under Tranche A and $148.8 million in term loans under Tranche B of this syndicated loan facility. During the first quarter of 2008, Nextel Brazil borrowed the remaining $18.8 million in term loans under Tranche A and $106.2 million in term loans under Tranche B of this syndicated loan facility.
     Mexico Syndicated Loan Facility. In October 2004, we closed on a $250.0 million, five year syndicated loan facility in Mexico. Of the total amount of the facility, $129.0 million was denominated in U.S. dollars with a floating interest rate based on LIBOR, $31.0 million was denominated in Mexican pesos with a floating interest rate based on the Mexican reference interest rate TIIE, and $90.0 million was denominated in Mexican pesos, at an interest rate fixed at the time of funding. In May 2005, we borrowed the entire $250.0 million available under this facility. As part of this agreement, Nextel Mexico is subject to various legal and financial covenants that, among other things, require Nextel Mexico to maintain certain financial ratios and may limit the amount of funds that could be repatriated in certain periods. In July 2005, Nextel Mexico entered into an interest rate swap agreement to hedge the $31.4 million portion of the syndicated loan facility. This interest rate swap fixed the amount of interest expense associated with this portion of the syndicated loan facility commencing on August 31, 2005 and continuing over the life of the facility based on a fixed rate of about 11.95% per year.
     In June 2006, Nextel Mexico entered into an agreement to refinance its syndicated loan. The loan principal was increased from the original $250.0 million to $296.6 million after the refinancing. Under the agreement, the loan was refinanced using the same variable (i.e. LIBOR and TIIE) and fixed rates as the original agreement but with lower spreads for each tranche. Of the total amount of the refinanced loan, $156.6 million is denominated in U.S. dollars, with a floating interest rate based on LIBOR (Tranche A — 2.44% and 6.31% as of December 31, 2008 and 2007, respectively), $57.0 million is denominated in Mexican pesos, with a floating interest rate based on the Mexican reference rate TIIE (Tranche C — 8.98% and 8.67% as of December 31, 2008 and 2007, respectively), and $83.0 million is denominated in Mexican pesos, at an interest rate fixed at the time of funding (Tranche B — 11.36% as of December 31, 2008 and 2007). For Tranche B and Tranche C, the principal and interest payments will take place on the same dates as previously scheduled under the original agreement. Under the original agreement, principal for Tranche A was also due on the same dates as the principal under Tranches B and C. However, after the refinancing, principal for Tranche A will now be due in a lump sum of $156.6 million in June 2011.
     Tower Financing Obligations. During the years ended December 31, 2008 and 2007, Nextel Mexico and Nextel Brazil sold communications towers as follows (proceeds in thousands):

	Year Ended December 31,
	2008		2007
	Towers		Towers
	Sold	Proceeds	Sold	Proceeds
Nextel Mexico	181	$23,070	220	$27,606
Nextel Brazil	54	5,565	34	3,546

Total	235	$28,635	254	$31,152

     We account for these tower sales as financing arrangements. As a result, we did not recognize any gains from the sales, and we maintain the tower assets on our consolidated balance sheet and continue to depreciate them. We recognize the proceeds received as financing obligations that will be repaid through monthly payments. To the extent that American Tower leases space on these communication towers to third party companies, our base rent and ground rent related to the towers leased are reduced. We recognize ground rent payments as operating expenses in cost of service and tower base rent payments as interest expense and a reduction in the financing obligation using the effective interest method. In addition, we recognize co-location rent payments made by the third party lessees to American Tower as other operating revenues because we are maintaining the tower assets on our consolidated balance sheet. Both the proceeds received and rent payments due are denominated in Mexican pesos for the Mexican transactions and in Brazilian reais for the Brazilian transactions. Rent payments are subject to local inflation adjustments. During the years ended December 31, 2008, 2007 and 2006, we recognized $48.7 million, $29.8 million and $18.6 million, respectively, in other operating revenues related to these co-location lease arrangements, a significant portion of which we recognized as interest expense. Following the sale of these towers, we no longer have any further contractual obligation or right to transfer towers to American Tower Corporation.
     On March 22, 2005, we amended the sale-leaseback agreement with respect to the construction and/or the acquisition by American Tower of any new towers to be constructed or purchased by our Mexican and our Brazilian operating companies. The most significant of these amendments provides for the elimination of existing minimum purchase and construction commitments, the establishment of new purchase commitments for the following four years, subject to certain co-location conditions, the extension for an additional four years, subject to certain conditions and limitations, of the right of American Tower to market for co-location existing and new towers and the reduction of the monthly rent payments, as well as the purchase price, of any existing towers not previously purchased or identified for purchase and of any new sites built.
Capital Lease Obligations.
     Corporate Aircraft Leases. In April 2004, we entered into an agreement to lease a corporate aircraft for eight years for the purpose of enabling company employees to visit and conduct business at our various operating companies in Latin America. We account for this agreement as a capital lease and recorded a capital lease asset and capital lease liability for the present value of the future minimum lease payments. As of December 31, 2008 and 2007, the capital lease liability for our 2004 corporate aircraft was $25.3 million and $26.9 million, respectively.

     In November 2005, we entered into an agreement to lease a new corporate aircraft beginning in 2009 for ten years. We refer to this aircraft lease as the 2005 aircraft lease. This new aircraft will replace the existing corporate aircraft that we are currently leasing. We determined that in accordance with EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” we are the owner of this new corporate aircraft during its construction because we have substantially all of the construction period risks. As a result, we recorded an asset for construction-in-progress and a corresponding long-term liability for the new aircraft as construction occurs, which was $37.3 million and $14.9 million as of December 31, 2008 and 2007. When construction of the new corporate aircraft is complete and the lease term begins, we will record the 2005 aircraft lease as a sale and a leaseback. We will also evaluate the classification of the lease as either a capital lease or an operating lease at that time.
     Upon taking delivery of the new aircraft, we are required to immediately exercise our early purchase option on the existing aircraft and pay all amounts due under the 2004 aircraft lease. If we fail to take delivery of the new aircraft and acquire the existing aircraft, we will be subject to certain penalties under the 2004 aircraft lease and the 2005 aircraft lease. If we take delivery of the new aircraft and acquire the existing aircraft, we intend to immediately sell the existing aircraft.
     In addition, we signed a demand promissory note to guarantee the total advance payments for the construction of the new aircraft to be financed by the lessor under the 2005 aircraft lease. The first scheduled advance payment occurred in November 2005. The lessor committed to make advance payments of up to $25.2 million during the construction of the new aircraft. During the year ended December 31, 2007, the lessor made advance payments of $5.6 million. We did not make any advance payments during the year ended December 31, 2008. We also provided a $1.0 million letter of credit to the lessor as security for the first advance payment, which we paid in the fourth quarter of 2005. To secure our obligations under the letter of credit agreement, we initially deposited approximately $1.0 million in a restricted cash account with the bank issuing the letter of credit. Under the 2005 aircraft lease, we are obligated to increase the amount of the letter of credit up to a maximum of $10.0 million as the lessor makes advance payments. As a result, during 2007, we deposited additional amounts in this restricted cash account to continue to secure the letter of credit. As of December 31, 2008 and 2007, the balance in this restricted cash account was $6.8 million. We classified this restricted cash account as a long-term asset in our consolidated balance sheets as of December 31, 2008 and 2007, respectively. Under the terms of this promissory note, we are required to maintain unencumbered cash, cash equivalents, marketable securities and highly liquid investments of no less than $60.0 million at all times.
     Interest accrues on the portion of the outstanding principal amount of the promissory note that is equal to or less than $10.0 million, at a variable rate of interest, adjusted monthly, equal to the monthly LIBOR rate plus 0.5% per year and the portion of the outstanding principal amount of the note in excess of $10.0 million, at a variable rate of interest, adjusted monthly, equal to the monthly LIBOR rate plus 1.75% per year.
     Other Capital Lease Obligations. Under the master lease agreement with American Tower, in certain circumstances, Nextel Mexico and Nextel Brazil are permitted to co-locate communications equipment on sites owned by American Tower. Nextel Mexico and Nextel Brazil account for the majority of these co-location agreements as capital leases.
     Brazil Spectrum License Financing. During the second quarter of 2005, Nextel Brazil acquired spectrum licenses from the Brazilian government for $8.3 million, of which it paid $0.7 million. The remaining $7.6 million is due in six annual installments, and we are amortizing these licenses over 15 years. Due to changes in foreign currency exchange rates, the balance of the spectrum license financing as of December 31, 2008 and 2007 was $6.7 million and $9.4 million, respectively.
     Debt Maturities. For the years subsequent to December 31, 2008, scheduled annual maturities of all long-term debt outstanding as of December 31, 2008 are as follows (in thousands):

Principal
Year	Repayments
2009	$99,054
2010	92,435
2011	250,748
2012	1,313,817
2013	23,751
Thereafter	512,489

Total	$2,292,294

8. Commitments and Contingencies
Capital and Operating Lease Commitments.

     We have co-location capital lease obligations on some of our communication towers in Mexico and Brazil. The remaining terms of these lease agreements range from ten to fifteen years. In addition, we have a capital lease obligation on our existing corporate aircraft. The remaining term of this lease agreement is four years. See Note 7 for further information regarding these agreements.

     We lease various cell sites, office facilities and other assets under operating leases. Some of these leases provide for annual increases in our rent payments based on changes in locally-based consumer price indices. The remaining terms of our cell site leases range from one to fifteen years and are generally renewable, at our option, for additional terms. The remaining terms of our office leases range from less than one to ten years. During the years ended December 31, 2008, 2007 and 2006, total rent expense under operating leases was $177.2 million, $133.1 million and $100.5 million, respectively.
     For years subsequent to December 31, 2008, future minimum payments for all capital and operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

	Capital	Operating
	Leases	Leases	Total
2009	$12,281	$115,327	$127,608
2010	12,281	102,005	114,286
2011	12,281	86,913	99,194
2012	29,599	71,374	100,973
2013	9,777	63,021	72,798
Thereafter	71,751	172,550	244,301

Total minimum lease payments	147,970	611,190	759,160
Less: imputed interest	(79,803)	—	(79,803)

Total	$68,167	$611,190	$679,357

Motorola Commitments.
     We are a party to agreements with Motorola, Inc. under which Motorola provides us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We have also agreed to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years.
     In September 2006, we entered into agreements to extend our relationship with Motorola for the supply of iDEN handsets and iDEN network infrastructure through December 31, 2011. Under these agreements, Motorola agreed to maintain an adequate supply of the iDEN handsets and equipment used in our business for the term of the agreement and to continue to invest in the development of new iDEN devices and infrastructure features. In addition, we agreed to annually escalating handset volume purchase commitments and certain pricing parameters for handsets and infrastructure linked to the volume of our purchases. If we do not meet the specified handset volume commitments, we would be required to pay an additional amount based on any shortfall of actual purchased handsets compared to the related annual volume commitment.
Brazilian Contingencies.
     Nextel Brazil has received various assessment notices from state and federal Brazilian authorities asserting deficiencies in payments related primarily to value-added taxes, excise taxes on imported equipment and other non-income based taxes. Nextel Brazil has filed various administrative and legal petitions disputing these assessments. In some cases, Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases, Nextel Brazil’s petitions have been denied, and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing various other claims. As a result of the expiration of the statute of limitations for certain contingencies, during the years ended December 31, 2007 and 2006, Nextel Brazil reversed $10.6 million and $9.2 million, respectively, in accrued liabilities, of which we recorded $4.5 million and $4.4 million, respectively, as a reduction to operating expenses and the remainder to other income, which represented monetary corrections. Monetary corrections are specific indexation factors under Brazilian law that are used to restore the real economic value of tax and other contingent obligations in local Brazilian currency after taking into consideration the effects of inflation.
     As of December 31, 2008 and 2007, Nextel Brazil had accrued liabilities of $18.3 million and $20.2 million, respectively, related to contingencies, all of which were classified in accrued contingencies reported as a component of other long-term liabilities. Of the total accrued liabilities as of December 31, 2008 and 2007, Nextel Brazil had $9.2 million and $10.8 million in unasserted claims. We currently estimate the range of reasonably possible losses related to matters for which Nextel Brazil has not accrued liabilities, as they are not deemed probable, to be between $196.4 million and $200.4 million as of December 31, 2008. We are continuing to evaluate the likelihood of probable and reasonably possible losses, if any, related to all known contingencies. As a result, future increases or decreases to our accrued liabilities may be necessary and will be recorded in the period when such amounts are determined to be probable and estimable.

Argentine Contingencies.
     As of December 31, 2008 and 2007, Nextel Argentina had accrued liabilities of $35.0 million and $32.2 million, respectively, related primarily to local turnover taxes, universal service tax and local government claims, all of which were classified in accrued contingencies and accrued non-income taxes reported as components of accrued expenses and other.
     Turnover Tax. The government of the city of Buenos Aires imposes a turnover tax rate of 6% of revenues for cellular companies while maintaining a 3% rate for other telecommunications services. From a regulatory standpoint, we are not considered a cellular company, although, the city of Buenos Aires made claims to the effect that the higher turnover tax rate should apply to our services. As a result, until April 2006, Nextel Argentina paid the turnover tax at a rate of 3% and recorded a liability and related expense for the differential between the higher rate applicable to cellular carriers and the 3% rate, plus interest. In April 2006, following some adverse decisions by the city of Buenos Aires, Nextel Argentina decided to pay under protest $18.8 million, which represented the total amount of principal and interest, related to the city’s turnover tax claims and subsequently paid an additional $4.2 million, plus interest, under protest, for the period April 2006 through December 2006 related to this tax. Nextel Argentina filed a lawsuit against the city of Buenos Aires to pursue the reimbursement of the $18.8 million paid under protest in April 2006.
     In December 2006, the city of Buenos Aires issued new laws, which Nextel Argentina believes support its position that it should be taxed at the general 3% rate and not at the 6% cellular rate. Beginning in January 2007, Nextel Argentina determined that it would continue to accrue and pay only the 3% general turnover tax rate and would continue with its efforts to obtain reimbursement of amounts previously paid under protest in excess of that level.
     In 2007, Nextel Argentina received a $4.2 million tax refund, plus interest, as the result of a resolution issued by the tax authorities of the city of Buenos Aires with respect to the amounts paid from April 2006 through December 2006 relating to this tax. Nextel Argentina believes that the tax refund clarifies and confirms that only the 3% general turnover tax rate is applicable to our services. The resolution also indicated that the city of Buenos Aires will defer the decision of the pending lawsuit to pursue the reimbursement of the $18.8 million paid under protest in April 2006 until the court issues a ruling on the case. In addition, Nextel Argentina unconditionally and unilaterally committed to donate $3.4 million to charitable organizations. Other provincial governments have sought to impose similar increases in the turnover tax rate applicable to Nextel Argentina. Nextel Argentina continues to pay the turnover tax at the existing rate and accrues a liability for the incremental difference in the rate. As of December 31, 2008 and 2007, Nextel Argentina had accrued $9.9 million and $6.8 million, respectively, for local turnover taxes in this province, which are included as components of accrued expenses and other.
Legal Proceedings.
We are subject to claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these pending claims or legal actions will have a material effect on our business, financial condition, results of operations or cash flows.
Income Taxes.
     We are subject to income taxes in both the United States and the non-U.S. jurisdictions in which we operate. Certain of our entities are under examination by the relevant taxing authorities for various tax years. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes. We have only recorded financial statement benefits for tax positions which we believe reflect the “more-likely-than-not” criteria of FIN 48. We have also established income tax reserves in accordance with FIN 48 where necessary. Once a financial statement benefit for a tax position is recorded or a tax reserve is established, we adjust it only when there is more information available or when an event occurs necessitating a change. While we believe that the amount of the recorded financial statement benefits and tax reserves reflect the FIN 48 more-likely-than-not criteria, it is possible that the ultimate outcome of current or future examinations may result in a reduction to the tax benefits previously recorded on the financial statements or may exceed the current income tax reserves in amounts that could be material.

9. Capital Stock
     We currently have 600,000,000 shares of authorized common stock, par value $0.001 per share, and 10,000,000 shares of authorized undesignated preferred stock, par value $0.001 per share.
     We issued 3,000,000 shares, 3,635,850 shares and 6,852,150 shares of our common stock in connection with the conversion of our 3.5% convertible notes on June 10, 2005, June 21, 2005 and December 14, 2006, respectively. As described in Note 7, we issued 11,268,103 shares of our common stock in connection with the conversion of our 2.875% convertible notes in July 2007. In addition, as described in Note 1, during the years ended December 31, 2008 and 2007, we repurchased a total of 5,555,033 shares and 7,401,543 shares of our common stock, respectively.
     During the years ended December 31, 2008, 2007 and 2006, we issued common shares of stock in connection with the exercise of stock options by employees.
     As of December 31, 2008 and 2007, there were 165,782,002 shares and 169,910,315 shares of our common stock outstanding, respectively.
     Common Stock. Holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders and share equally, share for share, if dividends are declared on the common stock. If our Company is partially or completely liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock are entitled to share ratably in the net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.
     Undesignated Preferred Stock. Our board of directors has the authority to issue undesignated preferred stock of one or more series and in connection with the creation of such series, to fix by resolution the designation, voting powers, preferences and relative, participating, optional and other special rights of such series, and the qualifications, limitations and restrictions thereof. As of December 31, 2008, we had not issued any shares of undesignated preferred stock.
     Common Stock Reserved for Issuance. As of December 31, 2008 and 2007, under our employee stock option plan, we had reserved for future issuance 17,610,279 shares and 20,494,643 shares of our common stock, respectively.
10. Income Taxes
     The components of the income tax provision from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Current:
Federal	$(1,086)	$(3,396)	$(5,086)
State, net of Federal tax benefit	—	—	(444)
Foreign	(213,951)	(114,793)	(75,078)

Total current income tax provision.	(215,037)	(118,189)	(80,608)

Deferred:
Federal	30,547	(42,463)	(377)
State, net of Federal tax benefit	3,404	(4,731)	(69)
Foreign	42,224	8,635	(32,218)

Total deferred income tax provision	76,175	(38,559)	(32,664)

Total income tax provision	$(138,862)	$(156,748)	$(113,272)

     A reconciliation of the U.S. statutory Federal income tax rate to our effective tax rate as a percentage of income before taxes is as follows:

	Year Ended December 31,
	2008	2007	2006
Statutory Federal tax rate	35%	35%	35%
State taxes, net of Federal tax benefit	(1)	(1)	—
Effect of foreign operations	(6)	(6)	(5)
Nondeductible SFAS 123R expense	—	2	2
Change in deferred tax asset valuation allowance	5	(9)	—
Intercompany transactions	3	2	3
Withholding tax and tax on subpart F income	2	2	2
Loss on Mexican fixed asset disposals	—	—	(4)
Tax-deductible dividends	—	(2)	—
U.S. tax on unremitted foreign earnings	—	14	—
Inflation adjustments	(7)	(4)	(4)
Amortization of acquired tax benefits (deferred credit)	—	(4)	(2)
Income tax credits	(2)	—	—
Other nondeductible expenses	1	1	—
Other	(1)	1	1

Income tax provision	29%	31%	28%

     Significant components of our deferred tax assets and liabilities consist of the following:

	December 31,
	2008	2007
	(in thousands)
Deferred tax assets:
Net operating losses and capital loss carryforwards	$210,332	$299,787
Allowance for doubtful accounts	18,339	18,375
Accrued expenses	59,829	49,267
Accrual for contingent liabilities	6,230	6,874
Intangible assets	5,182	14,614
Property, plant and equipment	182,161	222,918
Capital lease obligations	62,108	70,132
Deferred revenue	48,466	51,948
Stock option expense	28,744	14,902
Other	67,792	25,116

	689,183	773,933
Valuation allowance	(48,456)	(32,509)

Total deferred tax asset	640,727	741,424

Deferred tax liabilities:
Intangible assets	71,555	90,843
Unremitted foreign earnings	55,093	69,477
Deferred revenue	24,132	26,057
Property, plant and equipment	2,418	9,893
Debt discount	61,909	79,796
Other	12,202	13,252

Total deferred tax liability	227,309	289,318

Net deferred tax asset	$413,418	$452,106

     During 2006, we identified errors in our consolidated financial statements for the years ended December 31, 2003 and 2004 related to accounting for income taxes in Nextel Mexico. We determined that these errors were not material to any period, and accordingly, as a result of the Nextel Mexico errors recorded in the fourth quarter of 2006, we decreased our tax provision by $17.1 million and our current tax payable liability by $35.0 million, increased amortization expense by $1.4 million and increased paid-in capital by $18.6 million as of December 31, 2006. Without this decrease to the income tax provision, our 2006 effective tax rate would have been 33% rather than 28%.

     We have not recorded a deferred tax liability on Nextel Brazil’s unrealized foreign currency gain on the intercompany loan from NII Holdings, Inc. as it is our intention to not subject that unrealized gain to Brazilian tax. If this gain is subject to tax, it could result in an additional income tax liability. As of December 31, 2008 and 2007, the cumulative amount of additional tax liability would have been approximately $49.3 million and $115.3 million, respectively.
     During the fourth quarter of 2007, we changed our historic position regarding the repatriation of foreign earnings back to the U.S. and we recorded a $69.6 million provision in deferred tax liability for U.S. federal, state and foreign taxes with respect to future remittances of certain undistributed earnings (other than income that has been previously taxed in the U.S. under the subpart F rules) of certain of our foreign subsidiaries. This deferred tax liability decreased by $14.5 million to $55.1 million as of December 31, 2008 due to the appreciation of the dollar during the fourth quarter of 2008. Except for the earnings associated with this $55.1 million provision, we currently have no intention to remit any additional undistributed earnings of our foreign subsidiaries, other than income that has been previously taxed in the U.S. under the subpart F rules. Should additional amounts of our foreign subsidiaries’ undistributed earnings be remitted to the U.S. as dividends, we may be subject to additional U.S. income taxes (net of allowable foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of any additional taxes which may be payable on the remaining undistributed earnings.
     As of December 31, 2008, we had approximately $266.5 million of net operating loss carryforwards for U.S. Federal and state income tax purposes that expire in various amounts beginning in 2010 through 2028. The timing and manner in which we will utilize the net operating loss carryforwards in any year, or in total, may be limited in the future under the provisions of Internal Revenue Code Section 382 regarding changes in our ownership.
     As of December 31, 2008, we had approximately $6.9 million of capital loss carryforwards for U.S. Federal income tax purposes, a small amount of which expires in 2012, with the balance expiring in 2013. We will only be able to utilize these capital losses to the extent we generate U.S. capital gains. As we do not believe we meet the more-likely-than-not criteria regarding the utilization of these capital losses prior to their expiration, we have established a full valuation allowance against these capital losses.
     As of December 31, 2008, we had approximately $5.1 million of net operating loss carryforwards in our Mexican subsidiary. These carryforwards expire in various amounts and at various periods from 2009 to 2018. Nextel Chile had approximately $50.6 million of net operating loss carryforwards that can be carried forward indefinitely. In addition, our Brazilian subsidiaries had approximately $548.1 million of net operating loss carryforwards that can also be carried forward indefinitely, but the amount that we can utilize annually is limited to 30% of Brazilian taxable income before the net operating loss deduction. Our foreign subsidiaries’ ability to utilize the foreign tax net operating losses in any single year ultimately depends upon their ability to generate sufficient taxable income.
     We excluded $187.7 million of U.S. net operating loss carryforwards from the calculation of the deferred tax asset above because it represents excess stock option deductions that did not reduce taxes payable in the U.S. The tax effect of these unrealized excess stock option deductions, if realized in the future, will result in an increase to paid-in capital. We recognize the benefits of net operating loss carryforwards in the following order: (1) net operating losses from items other than excess stock option deductions; (2) net operating losses from excess stock option deductions accounted for under SFAS 123R; and (3) from excess stock option deductions accounted for under SFAS 123R. We use a “with-and-without” method to determine the tax benefit realized from excess stock option deductions under SFAS 123R. We calculated our adoption date pool of excess tax benefits previously included in paid-in capital under the standard method outlined in SFAS 123R.
     During 2007, the deferred tax asset valuation allowance decreased by $383.1 million primarily due to the $377.8 million release (net of foreign currency translation adjustments) of the valuation allowance previously recorded with respect to the deferred tax assets of one of our Brazilian entities, Nextel Telecomunicacoes Ltda. (“Brazil Ltda.”). In evaluating the need for a valuation allowance for Brazil Ltda., we considered the following positive evidence: (1) for the cumulative three-year period 2005 through 2007, Brazil Ltda. generated positive pre-tax income in accordance with U.S. GAAP, (2) Brazil Ltda. is expected to continue to generate positive pre-tax income in accordance with U.S. GAAP for the foreseeable future, and (3) Brazilian net operating losses can be carried forward indefinitely and utilized in future years without expiration. Based on this evidence, we concluded in the fourth quarter of 2007 that it was “more-likely-than-not” the deferred tax assets of Brazil Ltda. would be fully utilized, and we released the associated valuation allowance. The financial statement treatment of this valuation allowance release (excluding the effect of the foreign currency translation adjustments) is shown in the table below.

     Our deferred tax asset valuation allowances generally consist of three components. We record decreases in these valuation allowances as coming first from valuation allowances existing as of the reorganization date, second from valuation allowances created subsequent to the reorganization from items other than excess stock option deductions, and third from post-reorganization excess stock option deductions accounted for under SFAS 123R. Historically, in accordance with SOP 90-7, we have recognized decreases in the deferred tax asset valuation allowance that existed at the reorganization date first as a reduction in the carrying value of our intangible assets existing at the reorganization date until fully exhausted, and then as an increase to paid-in capital. As of December 31, 2004, we reduced to zero the carrying value of our intangible assets existing at the reorganization date. In accordance with the changes made to SOP 90-7 by SFAS No. 141(R), “Business Combinations,” or SFAS No. 141(R), effective beginning in 2009, we will record the future decreases, if any, of the valuation allowance existing on the reorganization date as a reduction to income tax expense. The table below reflects the impact on our stockholders’ equity and income tax provision of the deferred tax asset valuation allowance decreases that we recorded during 2007 and 2006 in accordance with SOP 90-7. $18.6 million of the 2006 increase to stockholders’ equity relates to errors identified in our consolidated financial statements for the years ended December 31, 2003 and 2004 related to accounting for income taxes in Nextel Mexico. There were no changes to our deferred tax asset valuation allowance during 2008 in accordance with SOP 90-7.

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
Increase to stockholders’ equity	$407,224	$24,573
Reduction to income tax provision	48,724	—

Total	$455,948	$24,573

     As of December 31, 2008, Nextel Brazil, Nextel Chile and Nextel Mexico have $15.3 million, $8.0 million and $1.4 million of deferred tax asset valuation allowances, respectively. In addition, our U.S. operations have $23.7 million of deferred tax asset valuation allowance as of December 31, 2008. Of the total $48.5 million consolidated deferred tax asset valuation allowance as of December 31, 2008, $12.8 million of Nextel Brazil’s valuation allowance existed as of our emergence from Chapter 11 reorganization and therefore, any future decreases in this amount will be recorded in accordance with SOP 90-7 as a reduction to income tax expense.
     The retrospective adoption of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement),” resulted in the recording of additional U.S. deferred tax liabilities. These additional U.S. deferred tax liabilities, in turn, allowed us to record a smaller valuation allowance against our U.S. deferred tax assets and increase the amount of recognized U.S. deferred tax benefit. We believe it is reasonably possible that, as a result of the repatriation of certain earnings of our Mexican subsidiaries discussed above, within the next year, we will release some portion of the U.S. valuation allowance. The character of the valuation allowance that would likely be released would result in a reduction to the income tax expense.
     Realization of any additional deferred tax assets in any of our markets depends on future profitability in these markets. Our ability to generate the expected amounts of taxable income from future operations is dependent upon general economic conditions, technology trends, political uncertainties, competitive pressures and other factors beyond management’s control. If our operations demonstrate profitability, we may reverse additional deferred tax asset valuation allowances by jurisdiction in the future. We will continue to evaluate the deferred tax asset valuation allowance balances in all of our foreign and U.S. companies throughout 2009 to determine the appropriate level of valuation allowance.
     In 1998, Nextel Peru entered into a 10-year tax stability agreement with the Peruvian government that suspends its net operating loss carryforwards from expiring until Nextel Peru generates taxable income. Once Nextel Peru generates taxable income, Nextel Peru has four years to utilize those tax loss carryforwards and any taxable income in excess of the tax loss carryforwards will be taxed at 30%. During 2005, 2006, 2007 and 2008, Nextel Peru generated taxable income and offset all of its accumulated tax loss carryforwards against the taxable income generated in those years. The 1998 tax stability agreement effectively expired on January 1, 2008. As of 2007, net operating losses may be offset alternatively (i) during the four consecutive years as of the year in which the loss was incurred, or (ii) without limitations, provided that only 50% of the taxable income is offset per year. In December 2008, Nextel Peru entered into a new and similar tax stability agreement with the Peruvian government under which Nextel Peru has been granted stability of the income tax regime in effect as of that date, including the new regime for loss carryforwards, expiring on September 20, 2027.
     We are subject to income taxes in both the United States and the non-U.S. jurisdictions in which we operate. Certain of our entities are under examination by the relevant taxing authorities for various tax years. The earliest years that remain subject to examination by jurisdiction are: Chile — 1993; U.S. — 1995; Mexico — 2001; Argentina — 2002; Peru and Brazil — 2004. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes.

     We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. As a result of the implementation of FIN 48, we accounted for our change in reserve for uncertain tax positions as a $5.2 million decrease to the beginning balance of retained earnings on our consolidated balance sheet.
     The following table shows a reconciliation of our total FIN 48 unrecognized tax benefit as of December 31, 2008 and 2007 (in thousands):

	Year Ended
	December 31,
	2008	2007
Unrecognized tax benefits at January 1	$67,955	$55,965
Additions for current year tax positions	27,436	14,408
Additions for prior year tax positions	555	—
Lapse of statute of limitations	(490)	(3,058)
Settlements with taxing authorities	(124)	(152)
Foreign currency translation adjustment	(9,446)	792

Unrecognized tax benefits at December 31	$85,886	$67,955

     The unrecognized tax benefits as of January 1, 2008 and December 31, 2008 included $49.2 million and $63.2 million, respectively, of tax benefits that could potentially reduce our future effective tax rate, if recognized. It also includes $0.6 million of unrecognized tax benefits related to non-U.S. deductions that lack sufficient supporting documentation, which are reasonably possible will be recognized within the next twelve months following December 31, 2008, as a result of the expiring statute of limitations.
     We record interest and penalties associated with uncertain tax positions as a component of our income tax provision. During the years ended December 31, 2008 and 2007, we recognized approximately $1.6 million and $0.9 million, respectively, of interest and penalties in our current income tax provision and statement of financial position and a benefit of $3.0 million of interest and penalties of the unrecognized tax benefits for which the statute of limitations expired in 2008. We had accrued approximately $2.0 million and $3.8 million for the payment of interest and penalties as of December 31, 2008 and 2007, respectively. We classify our uncertain tax positions as non-current income tax liabilities.
     In December 2004, the Mexican government enacted tax legislation, effective January 1, 2005, which reduced the corporate tax rate to 30% for 2005, 29% for 2006 and 28% for 2007 and subsequent years.
     During 2004, Nextel Mexico amended its Mexican Federal income tax returns in order to reverse a benefit previously claimed for a disputed provision of the Federal income tax law covering deductions and gains from the sale of property. We filed the amended returns in order to avoid potential penalties and we also filed administrative petitions seeking clarification of our right to the tax benefits claimed on the original income tax returns. The tax authorities constructively denied our administrative petitions in January 2005 and in May 2005 we filed an annulment suit challenging the constructive denial. Resolution of the annulment suit is pending. Based on an opinion by our independent legal counsel in Mexico, we believe it is probable that we will recover this amount. Our consolidated balance sheets as of December 31, 2008 and 2007 include $12.8 million and $16.0 million, respectively, in income taxes receivable, which are included as components of other non-current assets. The $3.2 million decrease from December 31, 2007 to December 31, 2008 was due to the change in the exchange rate between the Mexican peso and the U.S. dollar. The income tax benefit for this item was related to our income tax provision for the years ended December 31, 2005, 2004 and 2003.
     On October 1, 2007, the Mexican government enacted amendments to the Mexican tax law that became effective January 1, 2008. The amendments established a new minimum corporate tax, eliminated the previous minimum asset tax and established a new withholding tax system on cash deposits in bank accounts. The new minimum corporate tax is a supplemental tax that superseded the previous asset tax and applies when and to the extent the tax computed under the new minimum corporate tax exceeds the amounts that would be payable under the existing Mexican income tax. The new minimum corporate tax is computed on a cash basis rather than on an accrual basis, and is calculated based on gross revenues, with no deductions allowed for cost of goods sold, non-taxable salaries and wages, interest expense, depreciation, amortization, foreign currency transaction gains and losses or existing net income tax operating losses from prior years. For purposes of the minimum corporate tax, Nextel Mexico will generally deduct the value of depreciable assets and inventory as an expense when these assets are acquired. This tax will be phased in at a rate of 16.5% for 2008, 17% for 2009 and a final tax rate of 17.5% for 2010 and thereafter. Certain tax credits may be available to reduce the amount of new minimum corporate tax that is payable.
     We believe that the new minimum corporate tax is an income tax to which SFAS No. 109, “Accounting for Income Taxes,” is applicable. The effect of the new minimum corporate tax on our existing deferred tax assets and liabilities must be reflected in that period as an increase or decrease to our deferred income tax provision. After evaluating the impact that the new minimum corporate tax had on Nextel Mexico, no adjustment to our deferred income tax provision was necessary. We also do not believe we will incur any material minimum corporate tax liability in the future.
     Income (loss) from continuing operations before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
U.S	$(217,301)	$(154,308)	$(125,101)
Non-U.S	698,118	664,804	523,323

Total	$480,817	$510,496	$398,222

11. Employee Stock and Benefit Plans
     As of December 31, 2008, we had the following share-based compensation plans:
     Under our Revised Third Amended Joint Plan of Reorganization, on November 12, 2002, we adopted the 2002 Management Incentive Plan for the benefit of our employees and directors. Although there are 27,958 stock options outstanding under the 2002 Management Incentive Plan as of December 31, 2008, no additional awards will be granted under the Plan. We adopted the 2004 Incentive Compensation Plan in April 2004. The 2004 Incentive Compensation Plan provides us the opportunity to compensate selected employees with stock options, stock appreciation rights (SARs), stock awards, performance share awards, incentive awards and/or stock units. Through December 31, 2008, we have not granted any SARs, performance share awards, incentive awards or stock units. The 2004 Incentive Compensation Plan provides equity and equity-related incentives to directors, officers or key employees of and consultants to our company up to a maximum of 39,600,000 shares of common stock, subject to adjustments. A stock option entitles the optionee to purchase shares of common stock from us at the specified exercise price. A SAR entitles the holder to receive the excess of the fair market value of each share of common stock encompassed by such SARs over the initial value of such share as determined on the date of grant. Stock awards consist of awards of common stock, subject to certain restrictions specified in the 2004 Incentive Compensation Plan. An award of performance shares entitles the participant to receive cash, shares of common stock, stock units or a combination thereof if certain requirements are satisfied. An incentive award is a cash-denominated award that entitles the participant to receive a payment in cash or common stock, stock units, or a combination thereof. Stock units are awards stated with reference to a specified number of shares of common stock that entitle the holder to receive a payment for each stock unit equal to the fair market value of a share of common stock on the date of payment. All grants or awards made under the 2004 Incentive Compensation Plan are governed by written agreements between us and the participants and have a maximum contractual term of ten years. We issue new shares when both stock options and stock awards are exercised.
     Historically, our Board of Directors has granted stock options and other equity awards to employees on an annual basis near the end of April. On April 23, 2008, our Board of Directors granted 3.6 million stock options to certain of our employees and directors in connection with this annual stock option grant. Stock options are also granted to certain new employees on the later of their date of hire or the date that the grant is approved. In addition, our chief executive officer may grant, under authority delegated to him by the Compensation Committee of our Board of Directors, a limited number of stock options (not to exceed 10,000 shares in any single grant and 100,000 shares in the aggregate) to employees who are not executive officers.
     We adopted SFAS 123R effective January 1, 2006. We used the modified prospective transition method to adopt SFAS 123R and therefore did not restate our prior periods results. Under this transition method, share-based payment expense for the years ended December 31, 2008, 2007 and 2006 includes compensation expense for all share-based payment awards granted prior to, but not fully vested as of, January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Share-based payment expense for all share-based payment awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. We recognize these compensation costs net of a forfeiture rate for only those shares expected to vest on a straight-line basis over the requisite service period of the award. Our stock options generally vest twenty-five percent per year over a four-year period, and our restricted shares generally vest in full on the third and/or fourth anniversaries of the grant. We used actual forfeitures to calculate our compensation expense for the years ended December 31, 2008, 2007 and 2006.

     For the years ended December 31, 2008, 2007 and 2006, we recognized $64.7 million, $55.2 million and $34.0 million, respectively, in share-based payment expense related to stock options. For the years ended December 31, 2008, 2007 and 2006, we recognized $6.6 million, $11.8 million and $11.9 million, respectively, in share-based payment expense related to restricted stock. We include substantially all share-based payment expense, including restricted stock expense, as a component of selling, general and administrative expenses. In addition, prior to the adoption of SFAS 123R, we presented the tax benefit of stock option exercises as operating cash flows. Upon the adoption of SFAS 123R, we classify tax benefits resulting from tax deductions in excess of the compensation cost recognized for share-based awards as financing cash flows. Because we do not view share-based compensation as an important element of operational performance, we recognize share-based payment expense primarily at the corporate level and exclude it when evaluating the business performance of our segments. As of December 31, 2008, there was approximately $130.8 million in unrecognized compensation cost related to non-vested employee stock option awards. We expect this cost to be recognized over a four-year period and for a weighted average period of 1.8 years.
Stock Option Awards
     The following table summarizes stock option activity under all plans:

		Weighted Average
	Number of	Exercise Price
	Options	per Option
Outstanding, January 1, 2006	11,270,219	22.70
Granted	3,313,900	59.89
Exercised	(2,802,067)	19.77
Forfeited	(675,152)	33.37

Outstanding, December 31, 2006	11,106,900	33.96
Granted	3,574,600	78.00
Exercised	(3,390,812)	26.81
Forfeited	(682,175)	45.44

Outstanding, December 31, 2007	10,608,513	50.34
Granted	4,000,340	42.05
Exercised	(1,426,720)	23.14
Forfeited	(1,117,476)	56.51

Outstanding, December 31, 2008	12,064,657	49.75

Exercisable, December 31, 2006	837,775	20.39

Exercisable, December 31, 2007	1,027,438	37.45

Exercisable, December 31, 2008	3,458,316	45.98

     Following is a summary of the status of employee stock options outstanding and exercisable as of December 31, 2008:

	Options Outstanding				Options Exercisable
		Weighted	Weighted			Weighted	Weighted
		Average	Average	Aggregate		Average	Average	Aggregate
Exercise Price or		Remaining	Exercise	Intrinsic		Remaining	Exercise	Intrinsic
Range	Shares	Life	Price	Value	Shares	Life	Price	Value
$0.41 — 0.42	27,958	3.87 years	$0.42	$496,629	27,958	3.87 years	$0.42	$496,629
$17.67 — 23.76	739,581	5.59 years	19.04	3,400	697,481	5.33 years	19.00	3,400
$25.12 — 37.31	2,319,622	6.36 years	26.45	—	975,997	6.32 years	26.41	—
$40.62 — 58.17	3,754,890	9.28 years	41.22	—	23,600	7.56 years	51.62	—
$58.68 — 87.33	5,222,606	7.88 years	70.85	—	1,733,280	7.70 years	68.51	—

	12,064,657	7.87 years		$500,029	3,458,316	6.80 years		$500,029

     The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of the year ended December 31, 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2008. This amount changes based on the fair market value of our common stock. Total intrinsic value of options exercised for the years ended December 31, 2008, 2007 and 2006 was $35.7 million, $174.6 million and $112.0 million, respectively. The total fair value of options vested was $73.4 million, $42.4 million and $22.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. Generally, our stock options are non-transferable, except by will or laws of descent or distribution, and the actual value of the stock options that a recipient may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

     The weighted average fair value of the stock option awards on their grant dates using the Black-Scholes-Merton option-pricing model was $18.78 for each option granted for the year ended December 31, 2008, $29.43 for each option granted for the year ended December 31, 2007 and $22.28 for each option granted for the year ended December 31, 2006 based on the following assumptions:

	2008	2007	2006
Risk free interest rate	1.52% - 3.56%	3.84% - 5.04%	4.73% - 5.10%
Expected stock price volatility	47.4% - 51.5%	36.9% - 38.5%	31.0% - 38.5%
Expected term in years	4.52 - 4.60	4.52 - 4.75	4.00 - 4.75
Expected dividend yield	0.00%	0.00%	0.00%
     The expected term of stock option awards granted represents the period that we expect our stock option awards will be outstanding and was determined based on (1) historical data on employee exercise and post-vesting employment termination behavior, (2) the contractual terms of the stock option awards, (3) vesting schedules and (4) expectations of future employee behavior. The risk-free interest rate for periods consistent with the contractual life of the stock option award is based on the yield curve of U.S. Treasury strip securities in effect at the time of the grant. Expected volatility for options granted after April 1, 2006 takes into consideration historical volatility and the implied volatility from traded options on our stock.
     The Black-Scholes-Merton option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes-Merton model require the input of highly subjective assumptions, including the expected stock price volatility. We hired an independent consulting firm with expertise in this area to review our assumptions, methodology and calculations. The assumptions listed above represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Consequently, there is a risk that our estimates of the fair values of our stock option awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock option awards in the future. Certain stock option awards may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from the stock option awards that is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. Additionally, application of alternative assumptions could produce significantly different estimates of the fair value of stock option awards and consequently, the related amounts recognized in the consolidated statements of operations. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates from option-pricing valuation models, such as Black-Scholes-Merton, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of stock option awards is determined in accordance with SFAS 123R and Staff Accounting Bulletin Topic 14, or SAB 107, using the Black-Scholes-Merton option-pricing model, the fair value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Because stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options.
Restricted Stock Awards
     Following is a summary of the status of our non-vested restricted stock awards:

		Weighted
		Average Grant
	Number of	Date Fair Value
	Shares	Per Share
Non-vested restricted stock awards as of January 1, 2006	864,000	$19.13
Granted	632,000	52.77
Vested	—	—
Forfeited	(73,000)	40.59

Non-vested restricted stock awards as of December 31, 2006	1,423,000	32.97
Granted	30,000	74.02
Vested	(839,000)	19.13
Forfeited	(36,000)	60.77

Non-vested restricted stock awards as of December 31, 2007	578,000	61.36
Granted	110,000	44.17
Vested	—	—
Forfeited	(109,000)	60.38

Non-vested restricted stock awards as of December 31, 2008	579,000	56.29

     If a participant terminates employment prior to the vesting dates, the unvested shares will be forfeited and available for reissuance under the terms of the 2004 Incentive Compensation Plan. The fair value of our restricted stock awards is determined based on the quoted price of our common stock at the grant date. As of December 31, 2008, there was approximately $9.2 million in unrecognized compensation cost related to non-vested restricted stock awards. We expect this cost to be recognized over a weighted average period of 1.4 years.
     Nextel Mexico Pension Plan. We have a pension plan which is administered in accordance with local laws and income tax regulations. As of December 31, 2008 and 2007, we had accrued pension costs of $8.0 million and $7.9 million, respectively. We do not expect contributions to this plan to be material in 2009 or thereafter.
12. Segment Information
     We have determined that our reportable segments are those that are based on our method of internal reporting, which disaggregates our business by geographical location. Our reportable segments are: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the segment reporting thresholds are included in the “Corporate and other” segment below. This segment includes our Chilean operating companies and our corporate operations in the U.S. We evaluate performance of these segments and provide resources to them based on operating income before depreciation and amortization and impairment, restructuring and other charges, which we refer to as segment earnings. Because we do not view share-based compensation as an important element of operational performance, we recognize share-based payment expense at the corporate level and exclude it when evaluating the business performance of our segments.

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated
	(in thousands)
Year Ended December 31, 2008
Service and other revenues	$2,047,113	$1,262,838	$508,227	$222,819	$8,704	$(1,235)	$4,048,466
Digital handset and accessory revenues.	86,128	68,081	46,097	20,571	37	—	220,914

Operating revenues	$2,133,241	$1,330,919	$554,324	$243,390	$8,741	$(1,235)	$4,269,380

Segment earnings (losses)	$764,344	$369,969	$170,855	$42,557	$(175,305)	$—	$1,172,420
Management fee	(32,187)	—	—	—	31,836	351	—
Depreciation and amortization	(191,396)	(141,005)	(38,801)	(21,737)	(12,061)	(120)	(405,120)

Operating income (loss)	540,761	228,964	132,054	20,820	(155,530)	231	767,300
Interest expense, net	(60,086)	(53,146)	(3,223)	(292)	(96,071)	7,302	(205,516)
Interest income	46,221	6,141	2,425	875	20,051	(7,302)	68,411
Foreign currency transaction (losses) gains, net	(44,811)	(80,211)	6,558	(67)	(1,690)	(351)	(120,572)
Other (expense) income, net	(311)	(12,633)	45	—	(15,907)	—	(28,806)

Income (loss) before income tax	$481,774	$89,115	$137,859	$21,336	$(249,147)	$(120)	$480,817

Capital expenditures	$218,623	$414,466	$84,631	$64,342	$50,847	$—	$832,909

Year Ended December 31, 2007
Service and other revenues	$1,762,596	$833,241	$408,142	$178,058	$3,828	$(1,169)	$3,184,696
Digital handset and accessory revenues.	30,103	34,723	33,951	12,800	22	—	111,599

Operating revenues	$1,792,699	$867,964	$442,093	$190,858	$3,850	$(1,169)	$3,296,295

Segment earnings (losses)	$675,845	$217,785	$138,354	$35,769	$(144,045)	$—	$923,708
Management fee	(34,376)	—	—	—	34,376	—	—
Depreciation and amortization	(151,597)	(96,435)	(30,436)	(19,946)	(7,008)	393	(305,029)

Operating income (loss)	489,872	121,350	107,918	15,823	(116,677)	393	618,679
Interest expense, net	(60,527)	(33,943)	(2,466)	(120)	(73,782)	10,196	(160,642)
Interest income	29,605	744	5,370	750	41,156	(10,196)	67,429
Foreign currency transaction gains, net	2,559	14,595	1,244	507	103	—	19,008
Debt conversion expense	—	—	—	—	(25,753)	—	(25,753)
Loss on extinguishment of debt	—	—	—	—	(6,311)	—	(6,311)
Other income (expense), net	2,103	(127)	1,594	2	(5,486)	—	(1,914)

Income (loss) before income tax	$463,612	$102,619	$113,660	$16,962	$(186,750)	$393	$510,496

Capital expenditures	$255,245	$256,744	$67,966	$43,961	$44,422	$—	$668,338

Year Ended December 31, 2006
Service and other revenues	$1,319,371	$500,315	$320,664	$137,924	$2,425	$(777)	$2,279,922
Digital handset and accessory revenues.	21,926	36,673	24,370	8,449	—	—	91,418

Operating revenues	$1,341,297	$536,988	$345,034	$146,373	$2,425	$(777)	$2,371,340

Segment earnings (losses)	$530,684	$115,144	$98,996	$26,078	$(108,911)	$—	$661,991
Depreciation and amortization	(105,892)	(59,250)	(20,255)	(12,970)	(4,481)	393	(202,455)

Operating income (loss)	424,792	55,894	78,741	13,108	(113,392)	393	459,536
Interest expense, net	(38,424)	(23,961)	(2,330)	(145)	(40,092)	94	(104,858)
Interest income	32,377	3,490	2,509	1,070	11,705	(94)	51,057
Foreign currency transaction gains (losses), net	3,957	(387)	(18)	106	(101)	—	3,557
Debt conversion expense	—	—	—	—	(5,070)	—	(5,070)
Other (expense) income, net	(3,173)	(1,876)	329	2	(1,282)	—	(6,000)

Income (loss) before income tax	$419,529	$33,160	$79,231	$14,141	$(148,232)	$393	$398,222

Capital expenditures	$308,254	$202,171	$62,228	$37,997	$18,050	$—	$628,700

December 31, 2008
Property, plant and equipment, net	$687,839	$725,892	$212,908	$151,034	$114,727	$(287)	$1,892,113

Identifiable assets	$2,122,133	$1,492,260	$450,781	$291,397	$733,789	$(287)	$5,090,073

December 31, 2007
Property, plant and equipment, net	$803,517	$674,230	$185,703	$108,201	$84,972	$(166)	$1,856,457

Identifiable assets	$2,297,669	$1,540,731	$445,304	$231,487	$921,180	$(166)	$5,436,205

December 31, 2006
Property, plant and equipment, net	$690,722	$416,104	$153,848	$84,414	$46,822	$(560)	$1,391,350

Identifiable assets	$1,978,577	$637,578	$323,483	$172,217	$187,386	$(560)	$3,298,681

13. Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	(in thousands, except per share amounts)
2008
Operating revenues	$993,217	$1,103,954	$1,182,725	$989,484
Operating income	191,665	199,570	218,837	157,228
Net income	107,064	148,546	84,430	1,915
Net income, per common share, basic	$0.63	$0.89	$0.51	$0.01

Net income, per common share, diluted	$0.62	$0.86	$0.50	$0.01

	First	Second	Third	Fourth
	(in thousands, except per share amounts)
2007
Operating revenues	$714,765	$786,984	$854,403	$940,143
Operating income	142,554	135,120	159,332	181,673
Net income	83,806	75,898	73,746	120,298
Net income, per common share, basic	$0.52	$0.47	$0.43	$0.70

Net income, per common share, diluted	$0.48	$0.44	$0.42	$0.68

     The 2007 quarterly amounts presented above include a $4.0 million reclassification from interest income to operating revenues related to amounts received from Nextel Brazil’s customers in connection with late payments.
     The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

NII HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at	Charged to	Deductions	Balance at
	Beginning of	Costs and	and Other	End of
	Period	Expenses	Adjustments(1)	Period
Year Ended December 31, 2008
Allowance for doubtful accounts	$20,204	$80,628	$(72,957)	$27,875

Valuation allowance for deferred tax assets	$32,509	$25,036	$(9,089)	$48,456

Year Ended December 31, 2007
Allowance for doubtful accounts	$15,928	$46,360	$(42,084)	$20,204

Valuation allowance for deferred tax assets	$415,637	$8,712	$(391,840)	$32,509

Year Ended December 31, 2006
Allowance for doubtful accounts	$11,677	$30,327	$(26,076)	$15,928

Valuation allowance for deferred tax assets	$381,617	$12,226	$21,794	$415,637

(1)	Includes the impact of foreign currency translation adjustments.